Exhibit 10.1

Execution Version

AMENDED AND RESTATED

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, and including any exhibits or schedules hereto, this “Agreement”), dated as of October 20, 2017, is entered into by and between:

(i) Walter Investment Management Corp. (the “Company”); and

(ii) each undersigned entity, in each such entity’s respective capacity as lender under, or as nominee, investment adviser, sub-adviser, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a lender (in its respective capacity as such, each, a “Term Lender,” and, collectively, the “Term Lenders” and, together with their respective successors and permitted assigns and any subsequent Term Lender that becomes party hereto in accordance with the terms hereof, each, a “Consenting Term Lender,” and, collectively, the “Consenting Term Lenders”) party to that certain Amended and Restated Credit Agreement, dated as of December 19, 2013 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement,” and the term loan facility thereunder, the “Term Loan Facility”), by and among the Company, as the borrower, Credit Suisse AG, as administrative agent (together with any successor administrative agent, in each case, in such capacity, the “Administrative Agent”), the other term lenders party thereto and the other lenders party thereto.

The Company, each Consenting Term Lender, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party.”

Capitalized terms used but not defined herein shall have the meanings ascribed to them, as applicable, in the restructuring term sheet attached hereto as Exhibit A (together with all exhibits and annexes attached thereto, the “Term Sheet”), including any schedules, annexes and exhibits attached thereto, and as may be modified in accordance with Section 9 hereof, or the Credit Agreement.

WHEREAS, the Parties entered into a Restructuring Support Agreement, dated as of July 31, 2017, as amended effective as of August 3, 2017, and further amended as of August 21, 2017, and August 31, 2017 (the “Original RSA”);

WHEREAS, the Parties desire to amend and restate the Original RSA in its entirety as set forth herein;

WHEREAS, the Parties have agreed to a restructuring of the Company and/or its capital structure (the “Restructuring”) that will be implemented through a chapter 11 proceeding consistent with the terms and subject to the conditions set forth herein, including in the Term Sheet, which are the product of arm’s-length, good faith discussions between the Parties and their respective professionals;

WHEREAS, as of the date hereof, the Consenting Term Lenders in the aggregate hold, or act as the nominee, investment adviser, sub-adviser, or investment manager to entities that hold, as of the date hereof, more than 48% of the aggregate outstanding principal amount of the Loans and Commitments (each as defined in the Credit Agreement);

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into the Senior Notes RSA; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

The Original RSA is hereby amended and restated in its entirety, effective as of the Support Effective Date (as defined below), to read as set forth below:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)    “Alternative Transaction” means any plan, dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company or its assets other than the Restructuring, as set forth herein, including the Term Sheet;

(b)    “Amended and Restated Credit Facility” means that certain credit facility with terms consistent with the terms set forth on Exhibit 1 to the Term Sheet.

(c)    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

(d)    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Case, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of New York.

(e)    “Claims” means “claim” as defined in section 101(5) of the Bankruptcy Code, including, without limitation, any claim arising under the Credit Agreement or related to the Term Loan Facility.

(f)    “Consenting Senior Noteholders” means the Senior Noteholders that execute the Senior Notes RSA, together with their respective successors and permitted assigns that become party thereto.

(g)    “Convertible Noteholders” means the holders of Convertible Notes, in their respective capacities as such.

(h)    “Convertible Notes” means the 4.50% convertible senior subordinated notes due 2019 issued pursuant to the Convertible Notes Indenture.

(i)    “Convertible Notes Indenture” means that certain Subordinated Indenture dated as of January 13, 2012 by and between the Company and Wells Fargo Bank, National Association as Trustee, and a Supplemental Indenture thereto, dated as of January 13, 2012.

(j)    “Convertible Notes RSA” means any restructuring support agreement that may be entered into by the Company and any holders of the Convertible Notes.

(k)    “Definitive Documents” means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by the Term Sheet and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring, the Prepackaged Plan and the Term Sheet, including: (i) the Prepackaged Plan; (ii) the documents to be filed in the supplement to the Prepackaged Plan (collectively, the “Plan Supplement”); (iii) the definitive documentation with respect to the Amended and Restated Credit Facility (collectively, the “Amended and Restated Credit Facility Documents”); (iv) the Direction; (v) the Disclosure Statement; (vi) any motion seeking the approval of the adequacy of the Disclosure Statement and solicitation of the Prepackaged Plan; (vii) the Confirmation Order; (viii) the motion for use of cash collateral and to incur postpetition financing and any credit agreement with respect thereto (the “Financing Motion”); (ix) any Financing Orders; (x) the post-Effective Date organizational documents for the Company, shareholder-related agreements, or other related documents (including the mandatorily convertible preferred stock described on Exhibit 3 to the Term Sheet and the warrants described on Exhibit 4 to the Term Sheet); and (xi) the definitive documentation with respect to the Management Incentive Plan. Without prejudice to the rights of any Consenting Term Lender with respect to any action that any Consenting Term Lender may take with respect to any action or failure to act of either the Company or any Consenting Noteholder with respect the Senior Notes RSA, the Senior Notes RSA shall not constitute a Definitive Document for purposes of this Agreement. Each of the Definitive Documents shall contain terms and conditions consistent in all material respects with this Agreement and the Term Sheet, and shall otherwise be reasonably acceptable in all material respects to the Required Parties, including with respect to any modifications, amendments, or supplements to such Definitive Documents at any time during the Support Period; provided, that the terms of the Prepackaged Plan with respect to the treatment of the Term Loans and the treatment of any matters with respect to the Credit Agreement will be acceptable in all material respects to the Requisite Term Lenders, and Amended and Restated Credit Facility Documents, the Financing Motion, and the Financing Orders shall be acceptable in all respects to the Requisite Term Lenders.

(l)    “Deposit Account” means any deposit accounts, securities accounts, operating accounts, commodities accounts, or other accounts of any kind or nature (other than (x) Excluded Accounts (as defined in the Security Agreement) and (y) accounts that the Requisite Term Lenders otherwise agree shall not be subject to Section 4(d)(iii) hereof) held by a Credit Party (as defined in the Credit Agreement) into which funds of any Credit Party (as defined in the Credit Agreement) are deposited from time to time.

(m)    “Direction” means the Consent of Noteholders to Direction to Trustee attached as Exhibit B to the Senior Notes RSA, including all attachments, annexes and exhibits thereto.

(n)    “Disclosure Statement” means the Disclosure Statement relating to the Prepackaged Plan.

(o)    “Effective Date” means the date on which the Restructuring is consummated.

(p)    “Filing Conditions” means the Company having received votes to accept the Prepackaged Plan by (i) holders of Term Loans satisfying the Requisite Term Lenders Threshold and (ii) holders of Senior Notes satisfying the Requisite Senior Notes Threshold.

(q)    “Financing Orders” means any orders authorizing the Company to continue to access cash collateral and incur any postpetition financing on an interim basis or final basis consistent with the Term Sheet.

(r)    “Management Incentive Plan” means a post-Effective Date management incentive plan for certain members of the Company’s management to be adopted by the board of directors of the reorganized Company post-Effective Date in accordance with the Term Sheet.

(s)    “Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

(t)    “Prepackaged Plan” means the prepackaged chapter 11 plan of reorganization of the Company (including any annexes, supplements, exhibits, term sheets, or other attachments attached thereto, which will be consistent in all respects with the Term Sheet and this Agreement and otherwise reasonably acceptable to the Company and Requisite Term Lenders), to be implemented in the Restructuring in accordance with and subject to the terms and conditions of this Agreement, including the Term Sheet.

(u)    “Required Lenders” means the “Required Lenders” as defined in the Credit Agreement.

(v)    “Required Parties” means each of (i) the Company and (ii) the Requisite Term Lenders.

(w)    “Requisite Senior Notes Threshold” means 66 2/3% of the aggregate outstanding principal amount of the Senior Notes.

(x)    “Requisite Term Lenders” means, as of the date of determination, Consenting Term Lenders holding at least a majority in aggregate principal amount outstanding of the Term Loans held by the Consenting Term Lenders as of such date.

(y)    “Requisite Term Lenders Threshold” means 66 2/3% of the aggregate outstanding principal amount of the Term Loan Facility.

(z)    “SEC” means the Securities & Exchange Commission.

(aa)    “Second Lien Notes” means the Series A Notes and Series B Notes described in the Term Sheet.

(bb)    “Senior Notes” means the 7.875% senior notes due 2021 issued pursuant to the Senior Notes Indenture.

(cc)    “Senior Notes Indenture” means the Indenture for the 7.875% Senior Notes due 2021 dated December 17, 2013 among the Company, the guarantors and Wilmington Savings Fund Society, FSB, a national banking association, as successor trustee.

(dd)    “Senior Notes RSA” means the restructuring support agreement, dated as of October 20, 2017, to support the Restructuring with terms consistent with this Agreement and the Term Sheet executed by the Company and the Consenting Senior Noteholders satisfying the Requisite Senior Notes Threshold. The Term Sheet will be attached as Exhibit A to the Senior Notes RSA; provided that the Consenting Term Lenders shall not deemed to be parties to, or third party beneficiaries under, the Senior Notes RSA for any purpose whatsoever.

(ee)    “Senior Noteholders” means the holders of Senior Notes, in their respective capacities as such.

(ff)    “Securities Act” means the Securities Act of 1933, as amended.

(gg)    “Support Effective Date” means the date on which the counterpart signature pages to (i) this Agreement shall have been executed and delivered by the Company and Consenting Term Lenders (a) holding at least 66 2/3% in aggregate principal amount outstanding of the Term Loans and (b) representing the Required Lenders; and (ii) the Senior Notes RSA shall have been executed and delivered by the Company and the Consenting Senior Noteholders holding at least the Requisite Senior Notes Threshold.

(hh)    “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 5 hereof and (ii) the Effective Date.

2.	Term Sheet.

The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet, including the exhibits and annexes and exhibits thereto, sets forth the material terms and conditions of the transactions contemplated by the Restructuring (collectively, the “Restructuring Transactions”); provided, however, the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Term Sheet and this Agreement, the Term Sheet shall control.

3.	Agreements of the Consenting Term Lenders.

(a)    Agreement to Support. During the Support Period, subject to the terms and conditions hereof, each of the Consenting Term Lenders agrees, severally and not jointly, that it shall:

(i) use its commercially reasonable efforts to support the Restructuring and the transactions contemplated by the Term Sheet and the Prepackaged Plan, and to act in good faith and take any and all reasonable actions necessary to consummate the Restructuring and the transactions contemplated by the Term Sheet and the Prepackaged Plan (including the negotiation of the Amended and Restated Credit Facility Documents), in a manner consistent with this Agreement;

(ii) refrain from initiating (or directing or encouraging the Administrative Agent or any other party to initiate) any actions, including legal proceedings, that are inconsistent with, or that would delay, prevent, frustrate or impede the approval, confirmation or consummation, as applicable, of the Restructuring;

(iii) timely vote (pursuant to the Prepackaged Plan) or cause to be voted all of its Claims (including on account of the Senior Notes Indenture or the Convertible Notes Indenture owned or controlled by such Consenting Term Lender) to accept the Prepackaged Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Prepackaged Plan on a timely basis following commencement of the solicitation of acceptances of the Prepackaged Plan in accordance with sections 1125(g) and 1126 of the Bankruptcy Code;

(iv) negotiate in good faith with the Company the forms of the Definitive Documents (to the extent such Consenting Term Lender is a party thereto) and execute the Definitive Documents;

(v) not change or withdraw its votes to accept the Prepackaged Plan (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote shall, without any further action by the applicable Consenting Term Lender, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting Term Lender at any time following the expiration of the Support Period with respect to such Consenting Term Lender;

(vi) not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of, any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company under any bankruptcy, insolvency or similar laws other than the Restructuring, or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the solicitation of votes on the Restructuring, Prepackaged Plan and Disclosure Statement, and the confirmation and consummation of the Prepackaged Plan and the Restructuring;

(vii) use its commercially reasonable efforts to support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Transactions; and

(viii) support and take all reasonable actions necessary or reasonably requested by the Company to facilitate the solicitation of votes on the Prepackaged Plan by the Company, approval of the Prepackaged Plan and Disclosure Statement, and confirmation and consummation of the Prepackaged Plan and the Restructuring.

(b)    Transfers.

(i) Each Consenting Term Lender agrees that, for the duration of the Support Period, such Consenting Term Lender shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges and/or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims, including any beneficial ownership in any such Claims,1 or any option thereon or any right or interest therein, unless the transferee thereof either (A) is a Consenting Term Lender (with respect to a transfer by a Consenting Term Lender) or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Term Lender and to be bound by all of the terms of this Agreement applicable to Consenting Term Lenders (including with respect to any and all Claims it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of

[1]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, any Claims subject to this Agreement or the right to acquire such Claims.

such execution, to (i) Weil, Gotshal and Manges LLP (“Weil”), as counsel to the Company, (ii) Kirkland & Ellis LLP, as counsel to an ad hoc group of Consenting Term Lenders (“Kirkland”) and (iii) Davis Polk & Wardwell LLP (“Davis Polk”), as counsel to the Administrative Agent,, in which event (x) the transferee shall be deemed to be a Consenting Term Lender hereunder to the extent of such transferred Claims and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred Claims (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Each Consenting Term Lender agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Term Lender shall have the right to enforce the voiding of such Transfer.

(ii) Notwithstanding anything to the contrary herein, (A) a Qualified Marketmaker2 that acquires any Claims subject to this Agreement held by a Consenting Term Lender with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to become a party to this Agreement as a Consenting Term Lender, if (x) such Qualified Marketmaker transfers such Claims (by purchase, sale, assignment, or other similar means) within the earlier of ten (10) business days of its acquisition and the plan voting deadline to a Permitted Transferee and the transfer otherwise is a Permitted Transfer, and (y) such Consenting Term Lender shall be solely responsible for the Qualified Marketmaker’s failure to comply with this Section 3(b), and (B) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires from a holder of Claims that is not a Consenting Term Lender to a transferee that is not a Consenting Term Lender at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Transfer Agreement.

(iii) This Agreement shall in no way be construed to preclude the Consenting Term Lenders from acquiring additional Claims; provided that (A) any Consenting Term Lender that acquires additional Claims during the Support Period shall promptly notify Weil, Kirkland and Davis Polk of such acquisition, including the amount of such acquisition, and (B) such acquired Claims shall automatically and immediately upon acquisition by a Consenting Term Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Company).

[2]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, and/or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against, and equity interests in, the Company, including Term Loans, or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, and/or debt or equity securities).

(iv) This Section 3(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Lender to Transfer any Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms.

(c)    Additional Claims. To the extent any Consenting Term Lender (i) acquires additional Claims, (ii) holds or acquires any other claims against the Company entitled to vote on the Prepackaged Plan, or (iii) holds or acquires any equity interests in the Company entitled to vote on the Prepackaged Plan, then, in each case, each such Consenting Term Lender shall promptly notify Weil, Kirkland and Davis Polk, and each such Consenting Term Lender agrees that all such Claims shall be subject to this Agreement, and agrees that, for the duration of the Support Period and subject to the terms of this Agreement, it shall vote in favor of the Prepackaged Plan (or cause to be voted) any such additional Claims entitled to vote on the Prepackaged Plan (to the extent still held by it on or on its behalf at the time of such vote), in a manner consistent with Section 3(a) hereof. For the avoidance of any doubt, any obligation to vote for the Prepackaged Plan or any other plan of reorganization shall be subject to sections 1125(g) and 1126 of the Bankruptcy Code.

(d)    Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement (including any Consenting Term Lender’s entry into this Agreement in connection with, or following, the Company’s entry into Senior Notes RSA) or the Term Sheet, and neither a vote to accept the Prepackaged Plan by any Consenting Term Lender, nor the acceptance of the Prepackaged Plan by any Consenting Term Lender, shall: (A) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documentation; (B) be construed to prohibit any Consenting Term Lender from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; (C) be construed to prohibit any Consenting Term Lender from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of (or could not reasonably be expected to) hindering, delaying, or preventing the consummation of the transactions contemplated in, subject to the terms and conditions of, consummation of the Restructuring; (D) impair or waive the rights of any Consenting Term Lender to assert or raise any objection expressly permitted under this Agreement in connection with any hearing in the Bankruptcy Court, including, without limitation, any hearing on confirmation of the Prepackaged Plan; or (E) subject to Section 3(f), limit the ability of any Consenting Term Lender to assert any rights, claims, and/or defenses under the Credit Agreement, the Security Agreement (as defined in the Credit Agreement), and any related documents or agreements (including, without limitation, the right of any Consenting Term Lender to assert that any potential action of the Company or any Credit Party that is inconsistent with, or any potential omission of the Company or any Credit Party to take any action required, by the Credit Agreement and/or that a potential Default or Event of Default has occurred under the Credit Agreement).

(e)    Negative Covenants. The Consenting Term Lenders agree that, for the duration of the Support Period, each Consenting Term Lender shall not take any action inconsistent with, or omit to take any action required by the Credit Agreement, except to the extent that any such action or inaction is expressly contemplated or permitted by this Agreement, the Prepackaged Plan, or any of the other Definitive Documents.

(f)    Forbearance. Each Consenting Term Lender (collectively representing the Required Lenders) agrees that, for the duration of the Support Period, in connection with any default or event of default arising under the Credit Agreement in connection with the Restructuring (including pursuant to Section 7.01(e) of the Credit Agreement), (i) each Consenting Term Lender shall forbear from (A) commencing any judicial enforcement proceedings against the Company or any of its subsidiaries, (B) exercising (or directing any Person to exercise) any remedy available to the Consenting Term Lenders and the Administrative Agent under the Credit Agreement, including without limitation pursuant to Article 7 thereof, any Credit Document (as defined in the Credit Agreement) or otherwise by contract, in law or in equity, (C) requesting that the Administrative Agent not convert Loans (as defined in the Credit Agreement) into, or continue Loans as, Eurodollar Loans (as defined in the Credit Agreement) and/or (D) voting in favor of, or otherwise taking any action to direct, instruct or authorize any Person to undertake any of the actions in foregoing clauses (A) through (C) and (ii) no additional interest shall accrue pursuant to Section 2.07 of the Credit Agreement; provided that if this Agreement is terminated during the Support Period other than pursuant to Section 5(e) or Section 5(c)(i) hereof, any interest that would have otherwise accrued pursuant to Section 2.07 of the Credit Agreement during the Support Period absent the forbearance set forth in this Section 3(f) shall be deemed to have accrued as of the date of termination of this Agreement, without any further action by any Term Lender or the Administrative Agent, to the extent provided under the Credit Agreement. For the avoidance of doubt, the forbearance set forth in this Section 3(f) shall not itself constitute a waiver with respect to any defaults or events of default under the Credit Agreement, and shall not bar the Administrative Agent or any Consenting Term Lender from filing a proof of claim, taking action to establish the amount of any Claim, or exercising any rights under this Agreement, including terminating this Agreement pursuant to Section 5(b) hereof.

4.	Agreements of the Company.

(a)    Covenants. The Company agrees that, for the duration of the Support Period, the Company shall, and shall cause each of its subsidiaries included in the definition of Company, to:

(i) (A) support and use commercially reasonable efforts to consummate and complete the Restructuring and all transactions contemplated under this Agreement (including, without limitation, those described in the Term Sheet and once filed, the Prepackaged Plan) including, without limitation, (1) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet and, once filed, the Prepackaged Plan, (2) subject to the satisfaction of the Filing Conditions (unless waived by the Company), commence the Chapter 11 Case on or before November 30, 2017 (the “Outside Petition Date,” and the actual commencement date, the “Petition Date”) and complete and file, within the timeframes contemplated herein, the Prepackaged Plan, the Disclosure Statement, and the other Definitive Documents, and (3) use commercially reasonable efforts to obtain orders of the Bankruptcy Court approving the Disclosure Statement and confirming the Prepackaged Plan within the timeframes contemplated by this Agreement; (B) use commercially reasonable efforts to obtain any and all required regulatory approvals for the Restructuring embodied in the Definitive Documents, including the Prepackaged Plan; (C) not take any action that is inconsistent with, or to alter, delay, impede, or interfere with, approval of the Disclosure Statement, confirmation of the Prepackaged Plan, or consummation of the Prepackaged Plan and the Restructuring, in the case of each of clauses (A) through (C) to the extent consistent with, upon the advice of counsel, the fiduciary duties of the board of director of the Company;

(ii) not commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the Term Loans or obligations under the Credit Agreement;

(iii) if the Company receives an unsolicited bona fide unsolicited proposal or expression of interest in undertaking an Alternative Transaction that the board of directors of the Company, determines in its good-faith judgment provides a higher or better economic recovery to the Company’s stakeholders than that set forth in this Agreement and such Alternative Transaction is from a proponent that the board of directors of the Company has reasonably determined is capable of timely consummating such Alternative Transaction, the Company will within 48 hours of the receipt of such proposal or expression of interest, notify counsel to the Requisite Term Lenders and counsel to the Administrative Agent of the receipt thereof, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved;

(iv) provide draft copies of all material motions or applications and other documents (including all “first day” and “second day” motions and orders, the Prepackaged Plan, the Disclosure Statement, ballots and other solicitation materials in respect of the Prepackaged Plan and any proposed amended version of the Prepackaged Plan or the Disclosure Statement, and a proposed confirmation order) the Company intends to file with the Bankruptcy Court to Kirkland and to Davis Polk, if reasonably practical, at least five (5) business days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Prepackaged Plan, the Disclosure Statement, a confirmation order or adequate protection order) at least five (5) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(v) file such “first day” motions and pleadings reasonably determined by the Company, in form and substance reasonably acceptable to the Requisite Term Lenders, to be necessary, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Company and the Requisite Term Lenders, from the Bankruptcy Court approving the relief requested in such “first day” motions;

(vi) subject to appropriate confidentiality arrangements, provide to the Consenting Term Lenders’ professionals, upon reasonable advance notice to the Company; (A) reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books, records, and facilities; (B) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring; (C) prompt access to any information provided to any existing or prospective financing sources (including lenders under any debtor-in-possession and/or exit financing); and (D) prompt and reasonable responses to all reasonable diligence requests;

(vii) use its commercially reasonable efforts to support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Transactions;

(viii) promptly pay all prepetition and postpetition reasonable and documented fees and expenses of (x) Kirkland, FTI Consulting Inc. (“FTI”), and one firm acting as local counsel for Kirkland, if any, in each case in accordance with the terms of their respective engagement letters with the Company, and (y) the Administrative Agent, Davis Polk, and one firm acting as local counsel for Davis Polk, if any, in each case, in accordance with the Credit Agreement;

(ix) not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance, confirmation, or consummation of the Plan or implementation of the Restructuring;

(x) subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring and the transactions contemplated thereby, preserve intact in all material respects the current business operations of the Company and its subsidiaries;

(xi) subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring and the transactions contemplated thereby, preserve intact in all material respects the current business operations of the Company and its subsidiaries (other than as consistent with applicable fiduciary duties), keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, including the warehouse lenders, in each case, having material business dealings with the Company (other than terminations for cause or consistent with applicable fiduciary duties)

(xii) provide prompt written notice to the Requisite Term Lenders between the date hereof and the Effective Date of (A) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (B) receipt of any written notice from any governmental body in connection with this Agreement or the transactions contemplated by the Restructuring, (C) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring and (D) receipt of any notice of termination of the Senior Notes RSA;

(xiii) unless otherwise agreed by the Company and the applicable firm, on the date that is at least one (1) calendar day prior to the Petition Date, pay to (A) Kirkland, (B) one firm acting as local counsel for Kirkland, if any, (C) FTI, (D) the Administrative Agent, (E) Davis Polk, and (F) one firm acting as local counsel for Davis Polk, if any in each case, (x) all reasonable and documented fees and expenses accrued but unpaid as of such date, whether or not such fees and expenses are then due, outstanding, or otherwise payable in connection with this matter and (y) fund or replenish, as the case may be, any retainers reasonably requested by Kirkland or FTI, in each case in accordance with the terms of their respective engagement letters with the Company; and

(xiv) on the Support Effective Date, the Company shall transfer $37,500,000 in cash (the “Effective Date Prepayment”) to the Administrative Agent for application of such cash as a voluntary prepayment of the Term Loans pursuant to Section 2.12(a) to the Credit Agreement, with such prepayment to be applied to the Term Loans in direct order of maturity. The Consenting Term Lenders constituting the Required Lenders waive (i) the prior notice requirement with respect to the Effective Date Prepayment required pursuant to Section 2.12(a) and (c) of the Credit Agreement and (ii) the requirement in Section 2.12(a) of the Credit Agreement that voluntary prepayments of term loans be in an amount that is an integral multiple of $1,000,000 with respect to the Effective Date Prepayment.

(b)    Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Case, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

(c)    Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not take any action inconsistent with, or omit to take any action required by the Credit Agreement, except to the extent that any such action or inaction is expressly contemplated or permitted by this Agreement, the Prepackaged Plan or any of the other Definitive Documents.

(d)    Deposit Control Agreement Matters. The Company, on behalf of itself and its subsidiaries, agrees that:

(i) within three (3) business days of the date upon which the Company provides a draft account control agreement (with springing control) for any Deposit Account to Kirkland and FTI, or receives a revised draft of any such account control agreement for any Deposit Account from a depositary financial institution, the Company shall provide comments (if any) to such draft account control agreement, to Kirkland and FTI on a professionals’ eyes only basis pursuant to their respective confidentiality agreements;

(ii) within three (3) business days of the date upon which the Company receives any comments to any draft account control agreement from Kirkland or FTI that are reasonably acceptable to the Company, the Company shall circulate such comments (including any comments from the Company) to the relevant financial institution; and

(iii) the Company shall, and shall cause each other relevant Credit Party (as defined in the Credit Agreement) to, use best efforts to enter into account control agreements (with springing control) that are customary for transactions of this type and as otherwise reasonably acceptable to the Requisite Term Lenders and the Company with respect to each of the Deposit Accounts of such Credit Parties by November 6, 2017 (or such later date as the Requisite Term Lenders may agree). For the avoidance of doubt, the terms of this Section 4(e) shall not require the Company or any subsidiary to move any of its Deposit Accounts from the depositary financial institutions at which such Deposit Accounts are currently held, except as otherwise provided in the Credit Agreement.

5.	Termination of Agreement.

(a)    This Agreement shall terminate upon the receipt of written notice to the other Parties, delivered in accordance with Section 19 hereof, from the Requisite Term Lenders at any time after and during the continuance of any Lender Termination Event.

(b)    A “Lender Termination Event” shall mean any of the following:

(i) the breach by the Company of (a) any covenant contained in this Agreement (including the failure to comply with the covenant contained in Section 4(e)) or (b) any other obligations of the Company set forth in this Agreement, in each case, in any material respect and, in either respect, such breach remains uncured for a period of five (5) business days following the Company’s receipt of written notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(ii) any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured for a period of five (5) business days following the Company’s receipt of notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(iii) the Definitive Documents and any amendments, modifications, or supplements thereto filed by the Company include terms that are materially inconsistent with the Term Sheet and are not otherwise acceptable to the Consenting Term Lenders in all respects, and such event remains unremedied for a period of three (3) business days following the Company’s receipt of notice pursuant to Sections 5(a) and 19 hereto (as applicable);

(iv) a Definitive Document alters the treatment of the Term Lenders specified in the Restructuring Term Sheet and the Requisite Term Lenders have not consented to such Definitive Document;

(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Prepackaged Plan or the Restructuring, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(vi) the Support Effective Date shall not have occurred on or before October 25, 2017;

(vii) the Petition Date shall not have occurred on or before the Outside Petition Date;

(viii) the Company shall not have filed the Prepackaged Plan, the Disclosure Statement, and motions seeking approval of the Disclosure Statement and the solicitation procedures and setting a confirmation hearing for the Prepackaged Plan, within one (1) business day after the Petition Date;

(ix) the hearings to consider approval of the Disclosure Statement and confirmation of the Prepackaged Plan shall not have commenced on or before the forty-fifth (45th) day after the Petition Date;

(x) two business days after the “voting deadline” for the Prepackaged Plan, if Senior Noteholders holding at least the Requisite Senior Notes Threshold shall not have voted in favor of the Prepackaged Plan;

(xi) the Company shall not have commenced solicitation of the Prepackaged Plan (together with the substantially final form of the Amended and Restated Credit Facility Agreement, which shall be included in the solicitation materials) on or before November 6, 2017;

(xii) the Effective Date shall not have occurred on or before the earlier of (A) seventy-five (75) days after the Petition Date and (B) January 31, 2018;

(xiii) the Bankruptcy Court enters an order that is not stayed (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Case, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Case, (D) denying confirmation of the Prepackaged Plan, the effect of which would render the Prepackaged Plan incapable of consummation on the terms set forth herein, or (E) granting relief that is inconsistent with this Agreement or the Prepackaged Plan in any materially adverse respect to the supporting Lenders, in each case;

(xiv) the Confirmation Order is reversed or vacated by a Final Order;

(xv) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xvi) if either (i) the Company (or any person or entity on behalf of the Company or its bankruptcy estate with proper standing) files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (1) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination of, the obligations or Claims under the Credit Agreement, or (2) challenging the seniority of the obligations or Claims under the Credit Agreement over any obligations or Claims under the Senior Notes Indenture or the Convertible Notes Indenture, or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of the Term Lenders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any of the obligations or Claims arising under or related to the Credit Agreement;

(xvii) if any official committee of creditors or equity holders appointed in the Chapter 11 Cases (a “Committee”) or any other person or entity is granted standing to commence any of the litigation or causes of action referenced in the immediately preceding clause (xvi);

(xviii) the terms and conditions of the debtor-in-possession financing and exit facilities (including, but not limited to, any Definitive Documents memorializing such facilities) are not reasonably acceptable to the Requisite Term Lenders;

(xix) the debtor-in-possession financing contemplated by the Term Sheet is terminated;

(xx) the Company (unless the Company is acting at the direction or instruction of the Requisite Term Lenders any of their respective employees, agents, or representatives) files or seeks approval of, or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Transaction;

(xxi) the commencement of an involuntary bankruptcy case against the Company under the Bankruptcy Code, if such involuntary case is not dismissed within sixty (60) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(xxii) if the Company (A) withdraws the Prepackaged Plan, (B) publicly announces its intention not to support the Restructuring or the Prepackaged Plan, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or publicly announces its intent to pursue an Alternative Transaction;

(xxiii) if, at any time, (x) the Company terminates or Consenting Senior Noteholders holding more than the Requisite Senior Noteholder Threshold terminates the Senior Notes RSA or (y) the aggregate Senior Note Claims held by the Consenting Senior Noteholders that are bound by the Senior Notes RSA are less than the Requisite Senior Noteholders Threshold (each of clauses (x) and (y), a “Senior Notes RSA Termination”); provided, further, that the Company shall promptly notify Kirkland of the occurrence of any Senior Notes RSA Termination (and in any event shall notify Kirkland no later than one (1) Business Day after such occurrence);

(xxiv) the term sheet attached as Exhibit A to the Senior Notes RSA is modified without the consent of the Requisite Term Lenders;

(xxv) the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Prepackaged Plan);

(xxvi) prior to the Petition Date if the Company effects (or enters into any agreement to effect) any of the following transactions to the extent a payment, a transfer, or an assignment of an asset is required to be made by the Company as a part of such transaction: (A) the voluntary sale, transfer, or assignment of any loan, mortgage servicing right, or any other asset or liability that requires an individual payment of greater than $5,000,000, or a series of payments in excess of $10,000,000 in the aggregate, with respect to any specific asset or liability on the part of the Company to induce the counterparty to complete the transaction, including sales, transfers, or assignments related to certain mortgage servicing rights associated with agency nonperforming loans; or (B) the sale of all or part of Walter Reverse Acquisition, LLC, Reverse Mortgage Servicing, or any subsidiaries, beneficial interests, equity interests, or related assets of the foregoing entities, to the extent that the transaction requires the Company to make a payment or transfer or assign an asset for the counterparty to complete the transaction; provided, however, that if the Company effects (or enters into any agreement to effect) a transaction disclosed to the Consenting Term Lenders’ advisors in an e-mail dated as of the date hereof, and that meets the definition of a transaction described in the sub-item (A) or (B) of this sub-section 5(b)(xiii), then such a transaction (or an agreement to effect such a transaction) shall not constitute a Lender Termination Event;

(xxvii) if, prior to the Petition Date, the Company effects (or enters into any agreement to effect) any settlement of a pending or future dispute or litigation that requires the payment by the Company prior to the Petition Date of an amount in excess of $5,500,000 on an individual basis unless such settlement or potential settlement disclosed to Kirkland or FTI in an e-mail dated as of the date hereof;

(xxviii) the occurrence of a Material Adverse Effect;3

[3]	“Material Adverse Effect” means any uncured event, change, occurrence, development, circumstance or change of fact occurring after the date hereof that has had a material adverse effect on the business, results of operations or financial condition of the Company and all of its affiliates, taken as a whole; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) event, change, occurrence, development, circumstance or change of fact resulting from or related to any event, change, effect, occurrence, development, circumstance or change of fact arising out of, resulting from or relating to the commencement or existence of the Chapter 11 Cases, the announcement of this Agreement, the Senior Notes RSA, the Prepackaged Plan and the Restructuring, the pendency of the Restructuring, compliance by any Party with the covenants and agreements contained herein, or in the Senior Notes RSA, the Prepackaged Plan or the Term Sheet, including any objections by the Bankruptcy Court to this Agreement or any of the transactions contemplated herein, (ii) any outbreak or escalation of war or hostilities or any act of terrorism, (iii) changes in laws, generally accepted accounting principles or enforcement or interpretation thereof, including effects in, arising from, or relating to changes in the foregoing, (iv) changes that generally affect the industries and markets in which the Company or any of its subsidiaries operates, (v) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (vi) in and of itself or as a consequence thereof, any change in the Company’s stock price or trading volume or listing on the New York Stock Exchange (including, for the avoidance of doubt, any consequential effects of a delisting, as it relates to the Convertible Notes, any decrease in the ratings or ratings outlook for the Company, or any failure by the Company to meet (or the publication of any report regarding) any projections, forecasts, budgets, estimates or outlook of or relating to the Company, including with respect to revenues or earnings or other internal or external financial or operating projections, (vii) any actions, effects or changes arising from or related to any actions taken by or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Consenting Term Lenders, (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing, (ix) any event, condition or circumstance that is disclosed in any securities filing of the Company, (x) any effect arising from the filing of the Chapter 11 Case, (xi) any failure, in and of itself, by the Company to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics, or operating statistics (whether or not shared with the Consenting Senior Noteholders, the Consenting Term Lenders, or the foregoing parties’ affiliates or advisors), or (xii) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, fire, flood, hurricane tornado or other weather event.

(xxix) the Company amends, modifies, restates, or supplements the Senior Notes RSA in a manner that is materially adverse and not acceptable to the Consenting Term Lenders holding more than the Requisite Term Lenders Threshold or the term sheet attached as Exhibit A to the Senior Notes RSA is modified without the consent of the Requisite Term Lenders; or

(xxx) if the Company or any other Credit Party (as defined in the Credit Agreement) makes, or causes to be made, any payment of principal or interest on any indebtedness constituting Senior Notes or Convertible Notes.

(c)    A “Company Termination Event” shall mean any of the following:

(i) the breach in any material respect by one or more of the Consenting Term Lenders, of any of the undertakings, representations, warranties, or covenants of the Consenting Term Lenders set forth herein in any material respect which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to Section 5(a) and 19 hereof (as applicable), but only if the non-breaching Consenting Term Lenders own less than 66 2/3% of the Claims;

(ii) the board of directors of the Company or its subsidiaries reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company shall provide notice of such determination to Kirkland and Davis Polk via email within one (1) business day after the date thereof;

(iii) the Company shall not have obtained votes accepting the Prepackaged Plan from holders of the (x) Term Loans and (y) Senior Notes, in each case, sufficient to satisfy the conditions for acceptance set forth in section 1126(c) of the Bankruptcy Code on or before the voting deadline set forth in the solicitation materials distributed in connection with the Prepackaged Plan;

(iv) the Support Effective Date shall not have occurred on or before October 25, 2017;

(v) if the Effective Date shall not have occurred on or before January 31, 2018;

(vi) if, at any time, a Senior Notes RSA Termination occurs; provided, further, that the Company shall promptly notify Kirkland and Davis Polk of the occurrence of any Senior Notes RSA Termination (and in any event shall notify Kirkland and Davis Polk no later than one (1) Business Day after such occurrence);

(vii) the term sheet attached as Exhibit A to the Senior Notes RSA is modified without the consent of the Requisite Term Lenders; or

(viii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Prepackaged Plan or the Restructuring, and such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance.

(d)    Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Requisite Term Lenders upon the receipt of written notice delivered in accordance with Section 19 hereof.

(e)    Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Effective Date.

(f)    Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 (other than pursuant to Section 5(e)) if the Restructuring has not been consummated, and except as provided in Section 13 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Credit Agreement and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, each vote or any consents given by any Consenting Term Lender prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement, in each case, without further confirmation or other action by such Consenting Term Lender. If this Agreement has been terminated as to any Consenting Term Lender in accordance with Section 5 (other than pursuant to Section 5(e)) at a time when permission of the Bankruptcy Court shall be required for a Consenting Term Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Prepackaged Plan, the Company shall support and not oppose any attempt by such Consenting Term Lender to change or withdraw (or cause to change or withdraw) such vote at such time, subject to all remedies available to the Company at law, equity, or otherwise, including those remedies set forth in Section 12 hereof. The Consenting Term Lender shall have no liability to the Company or to each other in respect of any termination of this Agreement in accordance with the terms of this Section 5 and Section 19 hereof.

(g)    If the Restructuring has not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.	Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation, and consummation of the Prepackaged Plan and the Restructuring, as well as the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims against or securities of the Company in favor of the Restructuring, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Consenting Term Lender shall be required to incur any material cost, expense, or liability in connection therewith.

7.	Representations and Warranties.

(a)    Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Term Lender becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)    Each Consenting Term Lender severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Term Lender becomes a party hereto), such Consenting Term Lender (i) is the beneficial owner of the aggregate principal amount of Term Loans set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting Term Lender that becomes a party hereto after the date hereof) and does not beneficially own any other Term Loans, and/or (ii) has, with respect to the beneficial owners of such Term Loans, (A) sole investment or voting discretion with respect to such Term Loans, (B) full power and authority to vote on and consent to matters concerning such Term Loans or to exchange, assign and transfer such Term Loans, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c)    Each Consenting Term Lender severally (and not jointly) makes the representations and warranties set forth in Section 21(c) hereof, in each case, to the other Parties.

8.	Disclosure; Publicity.

(a)    Subject to the provisions set forth in Section 8(b) hereof, the Company shall disseminate a Current Report on Form 8-K or a press release disclosing the existence of this Agreement and the terms hereof and of the Term Sheet (including any schedules and exhibits thereto that are filed with the Bankruptcy Court on the Petition Date) with such redactions as may be reasonably requested by Kirkland to maintain the confidentiality of the items identified in Section 8(b) hereof, except as otherwise required by law. In the event that the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any such Consenting Term Lender may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to the redactions called for by Section 8 hereof), and the Company hereby waives any claims against the Consenting Term Lenders arising as a result of such disclosure by a Consenting Term Lender in compliance with this Agreement.

(b)    The Company shall submit drafts to Kirkland of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement, or any other matter relating to the Term Loans, at least one (1) business day prior to making any such disclosure, and any such press releases, public documents, and other SEC filings shall be reasonably acceptable in all material respects to the Requisite Term Lenders. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Term Lender, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting Term Lender), other than advisors to the Company, the principal amount of the Term Loans held by the Consenting Term Lender, without such Consenting Term Lender’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Term Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Term Lender) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of the Term Loans held by all the Consenting Term Lenders collectively. Notwithstanding the provisions in this Section 8, any Party may disclose, to the extent consented to in writing by a Consenting Term Lender, such Consenting Term Lender’s individual holdings).

9.	Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of the Company and the Requisite Term Lenders; provided, however, that any waiver, modification, amendment or supplement to this Section 9 shall require the written consent of all of the Parties; provided, further, that any modification, amendment or change to the definition of Requisite Term Lenders shall require the written consent of each Consenting Term Lender; provided, further, that any change, modification or amendment to this Agreement, the Term Sheet or the Prepackaged Plan that treats or affects any Consenting Term Lender in a manner that is disproportionately adverse, on an economic or non-economic basis, to the manner in which any of the other Consenting Term Lenders are treated (after taking into account each of the Consenting Term Lender’s respective holdings and interests in the Company and the recoveries contemplated by the Term Sheet (as in effect on the date hereof)) shall require the written consent of such Consenting Term Lender; provided, further, that if any change, modification or amendment to this Agreement, the Term Sheet or the Prepackaged Plan does not materially, adversely affect the rights of a Consenting Term Lender, the consent of such Consenting Term Lender shall not be required. In the event that an adversely affected Consenting Term Lender (“Non-Consenting Term Lender”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting Term Lender, but such waiver, change, modification or amendment receives the consent of Consenting Term Lenders owning at least 66 2/3% of the aggregate outstanding principal amount of the Term Loans, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Term Lender, but this Agreement shall continue in full force and effect in respect to all other Consenting Term Lenders who have so consented, in a way consistent with (or otherwise reasonably acceptable to the Requisite Term Lenders) this Agreement and the Term Sheet as waived, changed, modified, or amended, as applicable.

10.	Effectiveness.

This Agreement shall become effective and binding on the Parties on the Support Effective Date, and not before such date; provided that signature pages executed by Consenting Term Lenders shall be delivered to (a) the other Consenting Term Lenders in a redacted form that removes such Consenting Term Lenders’ holdings of the Term Loans or any other Claims against or interests in the Company and any schedules to such Consenting Term Lenders’ holdings (if applicable) and (b) the Company, Weil, and Kirkland in an unredacted form (and to be kept confidential by the Company, Weil and Kirkland).

11.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

(b)    Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Case, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

(c)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

13.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, and Sections 4(b), 5(d), 8, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, and 21 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Term Loans or claims arising under the Term Loans other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, executors, administrators and representatives) and no other Person shall be a third-party beneficiary hereof.

17.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Term Lender shall continue in full force and effect.

18.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or by electronic mail in portable document format (pdf), which shall be deemed to be an original for the purposes of this paragraph.

19.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1)    If to the Company, to:

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

Attn: John Haas, General Counsel, Chief Legal Counsel and Secretary

Email: JHaas@walterinvestment.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Ray C. Schrock, P.C.

Email: Ray.Schrock@weil.com

Attn: Joseph H. Smolinsky, Esq.

Email: Joseph.Smolinsky@weil.com

Attn: Sunny Singh, Esq.

Email: Sunny.Singh@weil.com

(2)    If to a Consenting Term Lender, or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Term Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Il 606545

Attn: Patrick J Nash Jr., P.C.

Email: patrick.nash@kirkland.com

Attn: Gregory Pesce

Email: gregory.pesce@kirkland.com

(3)    If to the Administrative Agent:

Credit Suisse AG

11 Madison Avenue,

New York, NY 10010

Attn: Megan Kane

Email: megan.kane@credit-suisse.com

Attn: Peter Winstanley

Email: peter.winstanley@credit-suisse.com

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Brian M. Resnick

Email: brian.resnick@davispolk.com

Attn: Michelle McGreal

Email: michelle.mcgreal@davispolk.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

20.	Creditors’ Committee.

Notwithstanding anything herein to the contrary, if any Consenting Term Lender is appointed to and serves on an official committee of unsecured creditors in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Consenting Term Lender’s exercise of its fiduciary duties to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement. All Parties agree they shall not oppose the participation of any of the Consenting Term Lenders on any official committee of unsecured creditors formed in the Chapter 11 Case

21.	Reservation of Rights; No Admission.

(a)    Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Case, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder, or under the terms of the Prepackaged Plan; (ii) limit the ability of any Consenting Term Lender to sell or enter into any transactions in connection with the Noteholder Claims, or any other claims against or interests in the Company, subject to the terms of Section 3(b) hereof; (iii) limit the rights of any Consenting Term Lender under the Credit Agreement or any agreements executed in connection with the Credit Agreement; or (iv) constitute a waiver or amendment of any provision of the Credit Agreement or any agreements executed in connection with the Credit Agreement.

(b)    Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement, the Term Sheet, and the Prepackaged Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22.	Relationship Among Consenting Term Lenders.

(a)    It is understood and agreed that no Consenting Term Lender has any duty of trust or confidence in any kind or form with any other Consenting Term Lender, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Term Lender may trade in the Noteholder Claims or other debt of the Company without the consent of the Company or any other Consenting Term Lender, subject to applicable securities laws, the terms of this Agreement, and any confidentiality agreement entered into with the Company; provided that no Consenting Term Lender shall have any responsibility for any such trading to any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Term Lender shall in any way affect or negate this understanding and agreement.

(b)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any Consenting Term Lender or representative of a Consenting Term

Lender that becomes a member of a statutory committee that may be established in the Chapter 11 Case to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member; provided that nothing in this Agreement shall be construed as requiring any Consenting Term Lender to serve on any statutory committee in the Chapter 11 Case.

23.	No Solicitation; Representation by Counsel; Adequate Information.

(a)    This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Prepackaged Plan in the Chapter 11 Case by the Term Lenders or a solicitation to tender or exchange any of the Term Loans. The acceptances of the Consenting Term Lenders with respect to the Prepackaged Plan will not be solicited until such Consenting Term Lender has received the Disclosure Statement and related ballots and solicitation materials, each as approved or ratified by the Bankruptcy Court.

(b)    Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)    Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Term Lender acknowledges, agrees and represents to the other Parties that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act or a non-US person participating in the offering outside the United States in reliance on Regulation S under the Securities Act, (ii) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (iii) understands that the securities to be acquired by it (if any) pursuant to the Restructuring Transactions have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Term Lender’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and (iv) has such knowledge and experience in financial and business matters that such Consenting Term Lender is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring Transactions and understands and is able to bear any economic risks with such investment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Anthony N. Renzi
Name: Anthony N. Renzi
Title: Chief Executive Officer

CONSENTING TERM LENDERS

DOUBLE BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P., its investment advisor

By:	/S/ Lynne B. Alpar
Name:	Lynne B. Alpar
Title:	Chief Financial Officer of Carlson Capital, L.P

CATHEDRAL LAKE II, LTD.

By:	/S/ Lynne B. Alpar
Name:	Lynne B. Alpar
Title:	Chief Financial Officer of Carlson Capital, L.P.

CATHEDRAL LAKE III, LTD.

By:	/S/ Lynne B. Alpar
Name:	Lynne B. Alpar
Title:	Chief Financial Officer of Carlson Capital, L.P.

CATHEDRAL LAKE IV, LTD.

By:	/S/ Lynne B. Alpar
Name:	Lynne B. Alpar
Title:	Chief Financial Officer of Carlson Capital, L.P.

[Signature Page to Restructuring Support Agreement]

TAO Fund, LLC

By:	/S/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

CREDIT SUISSE ASSET MANAGEMENT, LLC

In its capacity as investment manager, sub-adviser or similar capacity on behalf of holders of the Term Loan B of Walter Investment Management Corp

By	/S/ Louis Farano
Name:	Louis Farano
Title:	Authorized Signatory

MARATHON ASSET MANAGEMENT, LP

By:	/S/ Randy Raisman
Name:	Randy Raisman
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

Nuveen Diversified Dividend and Income Fund

Nuveen Floating Rate Income Fund

Nuveen Credit Strategies Income Fund

Nuveen Symphony Floating Rate Income Fund

Nuveen Credit Opportunities 2022 Target Term Fund

Nuveen Short Duration Credit Opportunities Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Senior Income Fund

Symphony Asset Management LLC,

As Sub-Advisor

By:	/S/ Gunther Stein
Name:	Gunther Stein
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

SCOF-2, LTD

California Street CLO IX Limited Partnership

Symphony CLO VIII. Limited Partnership

California Street CLO XII, Ltd.

Symphony CLO XIV, Ltd.

Symphony CLO XV, Ltd.

Symphony CLO XVI, LTD.

Symphony CLO XVII, LTD.

Symphony CLO XVIII, LTD.

Symphony Asset Management LLC,

As Collateral Manager

By:	/S/ Gunther Stein
Name:	Gunther Stein
Title:	Chief Investment Officer and Chief Executive Officer

BayCity Corporate Arbitrage and Relative Value Fund, L.P.

Symphony Asset Management LLC,

As General Partner

By:	/S/ Gunther Stein
Name:	Gunther Stein
Title:	Chief Investment Officer and Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

BayCity Alternative Investment Funds SICAV-SIF-BayCity US Senior Loan Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Menard, Inc.

Municipal Employees Annuity & Benefit Fund of Chicago

PENSIONDANMARK PENSIONSFORSIKRINGSAKTIESELSKAB

Principal Funds, Inc. – Diversified Real Asset Fund

Diversified Real Asset CIT

Symphony Floating Rate Senior Loan Fund

BayCity Long-Short Credit Master Fund, LTD.

BAYCITY SENIOR LOAN MASTER FUND LIMITED

TCI-Symphony CLO 2016-a Ltd.

Symphony Asset Management LLC,

As Investment Advisor

By:	/S/ Gunther Stein
Name:	Gunther Stein
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

AGF FLOATING RATE INCOME FUND

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

EATON VANCE CDO X PLC

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

DaVinci Reinsurance Ltd.

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Loan Holding Limited

By: Eaton Vance Management as Investment Manager

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

[Signature Page to Restructuring Support Agreement]

Eaton Vance Senior Floating-Rate Trust

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Floating-Rate Income Plus Fund

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Floating-Rate Income Trust

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance International (Cayman Island) Floating-Rate Income Portfolio

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

[Signature Page to Restructuring Support Agreement]

Eaton Vance Short Duration Diversified

Income Fund

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Institutional Senior Loan Fund

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Limited Duration Income Fund

By: Eaton Vance Management as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Floating Rate Portfolio

By: Boston Management and Research as Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

[Signature Page to Restructuring Support Agreement]

Brighthouse Funds Trust I – Brighthouse/Eaton

Vance Floating Rate Portfolio

By: Eaton Vance Management as Investment

Sub-Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Florida Power & Light Company

By: Eaton Vance Management as Investment

Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Pacific Select Fund Floating Rate Loan Portfolio

By: Eaton Vance Management as Investment

Sub-Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Renaissance Investment Holdings Ltd

By: Eaton Vance Management as Investment

Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

[Signature Page to Restructuring Support Agreement]

Columbia Funds Variable Series Trust II – Variable

Portfolio-Eaton Vance Floating-Rate Income Fund

By: Eaton Vance Management as Investment

Sub-Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Senior Debt Portfolio

By: Boston Management and Research as Investment

Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance VT Floating-Rate Income Fund

By: Eaton Vance Management as

Investment Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

Eaton Vance Senior Income Trust

By: Eaton Vance Management as Investment

Advisor

By:	/S/ Michael B. Botthof
Name:	Michael B. Botthof
Title:	Vice President

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

RESTRUCTURING TERM SHEET

Execution Version

WALTER INVESTMENT MANAGEMENT CORP.

PREPACKAGED PLAN RESTRUCTURING TERM SHEET

This Term Sheet is attached as Exhibit A to (a) the restructuring support agreement dated October 20, 2017 (as amended and restated), by and among holders (the “Consenting Term Lenders”) of outstanding Term Loans (as defined in the Credit Agreement (defined below)) and WIMC (the “Term Lender RSA”), and (b) the restructuring support agreement dated October 20, 2017 (as amended or restated), by and among holders (“Consenting Senior Noteholders”) of outstanding Senior Notes (defined below) and WIMC (the “Senior Noteholder RSA” and, collectively with the Term Loan RSA, the “Restructuring Support Agreements”). Capitalized terms used in this Term Sheet not defined shall have the meaning ascribed to them in Annex A.

This Term Sheet is not an offer or a solicitation with respect to any securities of the Company, nor is it a solicitation of acceptances of a plan of reorganization as contemplated by sections 1125 and/or 1126 of the Bankruptcy Code. Any such offer or solicitation shall comply with all applicable securities laws and/or provisions of the Bankruptcy Code.

This Term Sheet is a settlement proposal in furtherance of settlement discussions. Accordingly, this Term Sheet is protected by rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

This Term Sheet does not purport to summarize all of the terms, conditions, representations, warranties, and other provisions with respect to the transactions described herein, which transactions will be subject to the completion of definitive documents incorporating the terms set forth herein and the closing of any transaction shall be subject to the terms and conditions set forth in such definitive documents. No binding obligations will be created by this Term Sheet unless and until binding definitive documents are executed and delivered by all applicable parties.

Introduction

Overview	This Term Sheet summarizes the terms of a restructuring (the “Restructuring”) of the Company to be effectuated pursuant to the Plan. The Restructuring contemplates solicitation of acceptances of the Plan from holders of Term Loan Claims, Senior Notes Claims, and Convertible Notes Claims through a prepackaged solicitation.

Annexures & Exhibits

•       Annex A: Certain Defined Terms

•       Exhibit 1: Amended and Restated Credit Facility Term Sheet

•       Exhibit 2: New Second Lien Notes Term Sheet

•       Exhibit 3: Mandatorily Convertible Preferred Stock Term Sheet

•       Exhibit 4: Warrants Term Sheet

The Company	Walter Investment Management Corp. (the “Debtor” or the “Company”).

Claims and Interests to be Restructured

First Lien Senior Secured Term Loan Claims: Consisting of $[1,295,215,000] in aggregate unpaid principal amount, plus interest, fees and other expenses, arising under or in connection with that certain Amended and Restated Credit Agreement, dated as of December 19, 2013 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement,” and the term loan facility thereunder, the “Term Loan Facility”), by and among the Company, as the borrower, Credit Suisse AG, as administrative agent (together with any successor administrative agent, in each case, in such capacity, the “Administrative Agent”), the lenders party thereto (each a “Term Lender” and collectively, the “Term Lenders”) (the “Term Loan Claims”).

Senior Notes Claims: Consisting of $[538,700,000] in aggregate outstanding principal, plus interest, fees and other expenses, of 7.875% Senior Notes due 2021 (the “Senior Notes”) issued pursuant to that certain Indenture (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Senior Notes Indenture”) by and between the Company, the guarantors on the signature pages thereto (the “Senior Notes Guarantors”), and Wilmington Savings Fund Society, FSB, a national banking association, as successor trustee, dated as of December 17, 2013 (the “Senior Notes Claims”). The holders of the Senior Notes are collectively referred to herein as the “Senior Noteholders” and each individually as a “Senior Noteholder”.

Convertible Notes Claims: Consisting of $[242,500,000] in aggregate outstanding principal, plus interest, fees and other expenses of 4.50% convertible senior subordinated notes due 2019 (“Convertible Notes”) issued pursuant to that certain Subordinated Indenture, dated as of January 13, 2012, by and among Walter, as issuer, Wells Fargo Bank, National Association, as Trustee, and a Supplemental Indenture thereto, dated as of January 13, 2012 (the “Convertible Notes Claims”). The holders of Convertible Notes Claims are collectively referred to herein as the “Convertible Noteholders” and each individually as a “Convertible Noteholder”.

General Unsecured Claims: Consisting of any Claim against the Company (other than the Senior Notes Claims, the Convertible Notes Claims or any Intercompany Claims) as of the Commencement Date that is neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”).

Existing Equity Interests: Consisting of any common stock, preferred stock or other ownership interest of or in the Company pursuant to the Company Certificate of Incorporation or otherwise that are issued and outstanding as of the Petition Date (the “Existing Equity Interests”).

Transaction Overview

Implementation:

The Company will commence the Chapter 11 Case and implement the Restructuring pursuant to the Plan as provided in the Restructuring Support Agreements.

The solicitation of votes on the Plan from the Senior Noteholders and the Convertible Noteholders will be made pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

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DIP/Exit Financing	The Company will be a guarantor of certain new warehouse refinancing agreements to be entered into by Ditech Financial LLC and Reverse Mortgage Solutions Inc., as borrowers (the “DIP/Exit Facility”), which shall provide for the refinancing of existing warehouse lines of Ditech Financial LLC and Reverse Mortgage Solutions Inc.; provided that, the terms and conditions of the DIP/Exit Facility (including, but not limited to, any Definitive Documents memorializing the DIP/Exit Facility) shall be acceptable in all material respects to the Requisite Creditors.

Use of Cash Collateral

The Company will be authorized to use cash collateral (as defined in section 363(a) of the Bankruptcy Code) of the Term Lenders with the consent of the Administrative Agent, acting at the direction of the Required Lenders (as defined under the Credit Agreement), subject to the following terms and conditions and such other terms and conditions that are mutually acceptable to the Company and the Required Lenders, and reasonably acceptable to the Requisite Senior Noteholders:

•       Adequate Protection Lien. The Administrative Agent (on behalf of itself and the Term Lenders) shall receive a replacement security interest in and lien on all assets and property of the Debtor, whether arising prepetition or postpetition of any nature whatsoever, which liens and security interests shall be subordinate only to Permitted Liens (as defined in the Credit Agreement) to the extent any such Permitted Liens are senior in priority under applicable non-bankruptcy law to the liens securing the Obligations under the Credit Agreement and a customary professional fee “carve-out” in an amount to be agreed upon by the Company and the Requisite Term Lenders (the “Carve Out”). The adequate protection liens shall not be (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtor’s estate under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise, except as expressly provided in the Financing Orders.

•       507(b) Claim. The Administrative Agent (on behalf of itself and the Term Lenders) shall receive an administrative expense claim pursuant to Bankruptcy Code section 507(b) with priority over all other administrative expenses, subject to the Carve Out.

•       Adequate Protection Payments. The Debtor’s prompt payment of, whether incurred prior to or following the Petition Date, (i) all reasonable fees and expenses of the Administrative Agent (in accordance with the Credit Agreement), Kirkland and FTI, as provided herein, and (ii) of accrued interest at the non-default rate.

•       Financial Reporting. Until the Effective Date, the Debtor shall continue to provide the Administrative Agent, Kirkland, and FTI with financial and other reporting in compliance with the Prepetition Documents and any reporting described in the Financing Orders;

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provided that, a copy of any such financial information and reports shall simultaneously be provided to Milbank, Tweed, Hadley & McCloy LLP, and Moelis & Company.

Amended and Restated Credit Facility Agreement	On the Effective Date the Company and the Term Lenders will enter into or shall be deemed to have entered into, pursuant to the Plan, the Amended and Restated Credit Facility Agreement, which will be consistent with the Amended and Restated Credit Facility Term Sheet attached hereto as Exhibit 1 (the “Amended and Restated Credit Facility Agreement”).

New Second Lien Notes	On the Effective Date, the Company will issue secured second lien notes on the terms and conditions, and in a form and manner consistent with, the New Second Lien Notes Term Sheet attached hereto as Exhibit 2. On the Effective Date, the agent under the Amended and Restated Credit Facility Agreement and the agent under the New Second Lien Notes shall enter into an intercreditor agreement that is acceptable to the Requisite Creditors.

Mandatorily Convertible Preferred Stock	On the Effective Date, the Company will issue Mandatorily Convertible Preferred Stock convertible into 73% of the total number of issued and outstanding shares of New Common Stock as of the Effective Date subject to dilution by shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issued after the Effective Date, including shares of New Common Stock issuable pursuant to the Warrants (if issued), which will be in a form and manner consistent with the Mandatorily Convertible Preferred Stock Term Sheet attached hereto as Exhibit 3 (the “Mandatorily Convertible Preferred Stock”).

Warrants	On the Effective Date, if the Class of Convertible Notes Claims is not a Rejecting Class, the Company will issue 10 year warrants in two (2) separate tranches, and which will be in a form and manner consistent with the Warrants Term Sheet attached hereto as Exhibit 4 (the “Warrants”).

New Common Stock	On the Effective Date, the Company will issue new common stock of the Company (the “New Common Stock”), as described herein.

Treatment of Claims and Interests

Class	Treatment
DIP/Exit Facility Claims	Unimpaired; Non-Voting. On the Effective Date the debtor-in-possession refinancing facilities shall be automatically converted into exit facilities in accordance with the terms and conditions of the DIP/Exit Facility.

Warehouse and Repurchase Facility Claims	Unimpaired, Non-Voting. All prepetition warehouse and repurchase facility Claims will be refinanced in full to the extent outstanding on the Effective Date.

Other Priority Claims, Priority Tax Claims, Other Secured Claims	Unimpaired; Non-Voting. All priority tax claims, other priority claims, and other secured claims, other than those claims otherwise referenced herein, will be unimpaired under the Plan and/or paid in full in the ordinary course of business.

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Revolving Loan Claims	Unimpaired; Non-Voting. Holders of Revolving Loan Claims will receive, in full and final satisfaction of their Allowed Revolving Loan Claim, (i) payment in full of its Claim and termination of all letters of credit issued under the Revolving Loan Facility, which letters of credit will be refinanced, (ii) its pro rata share of an amended and restated revolving loan facility (if each Revolving Lender consents to enter into such facility), or (iii) such other consideration satisfactory to each holder of an Allowed Revolving Loan Claim.

Term Loan Claims	Impaired; Voting. As of the Effective Date, holders of Term Loan Claims will become bound by the Amended and Restated Credit Facility Agreement and receive, in full and final satisfaction of their Allowed Term Loan Claims on the Effective Date, their pro rata share of (i) term loans under the Amended and Restated Credit Facility Agreement (such term loans to be in an aggregate principal amount equal to the term loans then outstanding under the Credit Agreement as of the Effective Date), and (ii) any accrued and unpaid interest under the Credit Agreement as of the Effective Date.

Senior Notes Claims	Impaired; Voting. On the Effective Date, holders of Senior Notes Claims will receive, in full and final satisfaction of their Allowed Senior Notes Claims, their pro rata share of (a) New Second Lien Notes, (b) Mandatorily Convertible Preferred Stock, and (c) if the Class of Convertible Notes Claims is a Rejecting Class, 100% of the New Common Stock issued on the Effective Date, subject to dilution by shares of New Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock and shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan and shares of New Common Stock issued after the Effective Date. On the Effective Date, the Senior Notes will be cancelled without further action by or order of the Bankruptcy Court.

Convertible Notes Claims	Impaired; Voting. Solely to the extent that the Class of Convertible Notes Claims is not a Rejecting Class, on the Effective Date, the holders of Convertible Notes Claims will receive, in full and final satisfaction of their Allowed Convertible Notes Claims, their pro rata share of (i) New Common Stock representing, in the aggregate, 50% of the New Common Stock issued on the Effective Date, subject to dilution by shares of New Common Stock issuable upon conversion of the Mandatorily Convertible Preferred Stock, shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan and shares of New Common Stock issued after the Effective Date, including pursuant to the Warrants, and (ii) 50% of the Warrants; provided that, if the Class of Convertible Notes Claims is a Rejecting Class, then holders of Convertible Notes Claims will not receive or retain any property under the Plan on account of such Claims. On the Effective Date, the Convertible Notes will be cancelled without further action by or order of the Bankruptcy Court.

General Unsecured Creditors	Unimpaired; Non-Voting. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, (i) the Company or Reorganized Company, as applicable, will continue to pay or treat such General Unsecured Claim in the ordinary course of business as if the Chapter

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11 Case had not been commenced, or (ii) such holder will receive such other treatment so as to render such General Unsecured Claim Unimpaired, in each case subject to all defenses or disputes the Debtor may assert as to the validity or amount of such Claims.

Existing Equity Interests	Impaired; Non-Voting. Solely to the extent that the Class of Convertible Notes Claims is not a Rejecting Class, on the Effective Date, holders of Existing Equity Interests will receive, in full and final satisfaction of their Allowed Existing Equity Interest, their pro rata share of (i) New Common Stock representing, in the aggregate, 50% of the New Common Stock issued on the Effective Date, subject to dilution by shares of New Common Stock issuable upon conversion of the Mandatorily Convertible Preferred Stock, shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan and shares of New Common Stock issued after the Effective Date, including pursuant to the Warrants, and (ii) 50% of the Warrants; provided that, if the Class of Convertible Notes Claims is a Rejecting Class, then holders of Existing Equity Interests will not receive or retain any property under the Plan on account of such Claims. On the Effective Date, all Interests will be cancelled without further action by or order of the Bankruptcy Court.

Intercompany Claims	Unimpaired; Non-Voting. All Intercompany Claims will be paid, adjusted, reinstated or discharged as determined by the Company.

Other Key Terms

Term	Description
Management Incentive Plan	Following the Effective Date, the Reorganized Company will enter into a post-Restructuring management incentive plan (“Management Incentive Plan”), under which 10% of the New Common Stock (after taking into account the shares to be issued under the Management Incentive Plan) will be reserved for issuance as awards under the Management Incentive Plan. The Company and Consenting Senior Noteholders shall work in good faith to negotiate the terms of the Management Incentive Plan and, subject to reaching agreement, such terms shall be memorialized in a term sheet filed with the Plan Supplement. All awards issued under the Management Incentive Plan will be dilutive of all other New Common Stock (after giving effect to conversion of the Mandatorily Convertible Preferred Stock and any shares issued under the Warrants) issued pursuant to the Plan. The Plan shall provide that the Management Incentive Plan will be adopted by the Board of the Reorganized Company within 60 days of the Effective Date.

New Common Stock and Warrants	The Reorganized Company shall use its commercially reasonable efforts to have the New Common Stock and Warrants listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date.

Executory Contracts	All executory contracts and unexpired leases, other than those expressly identified in the Plan Supplement, will be deemed assumed.

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Employee Compensation and Benefit Plans	Notwithstanding anything to the contrary in the Term Sheet or any Definitive Document, all employee compensation and benefit plans, employment agreements, offer letters, award letters or key employee retention agreements (collectively, the “Employee Arrangements”) shall be deemed assumed under the Plan by the Reorganized Company other than any Employee Arrangement entitling employees to Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date. If an Employee Arrangement provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Arrangement shall be assumed in all respects other than the provisions of such agreement relating to Interest awards. Notwithstanding the foregoing, if an Employee Arrangement provides in part for a payment, premium, or other award upon the occurrence of a “change of control,” “change in control,” or other similar event, then such compensation or benefit plan shall only be assumed to the extent that the Restructuring, including consummation of the Plan, shall not be treated as a change of control, change in control, or other similar event under such compensation or benefit plan.

Board of Directors of the Reorganized Company

Upon the Effective Date, the Board of the Reorganized Company will consist of nine (9) members, with six (6) directors nominated by holders of the Mandatorily Convertible Preferred Stock, and three (3) directors nominated by the Company (on behalf of the holders of New Common Stock).

After the Effective Date and for a period of two years thereafter (the “Initial Period”), the directors will be appointed or elected as follows:

(a) Six (6) members of the Board will be nominated and elected by a majority of the holders of the Mandatorily Convertible Preferred Stock (and, for purposes of such nomination determination, such majority will be deemed to include any shares of Common Stock previously issued upon conversion of the Mandatorily Convertible Preferred Stock and continued to be held by a holder that evidences continuous ownership) (the “Preferred Stock Designees”);

(b) three (3) members of the Board will be nominated by the Company Designees and elected by the holders of New Common Stock (the “Company Designees”).

After the Initial Period, the holders of the Mandatorily Preferred Stock shall be entitled to nominate such numbers of directors as is proportional to their voting interest on as converted basis (which will be set forth in the Company’s organizational documents).

At such time as the Company is no longer entitled to appoint the Company Designees, such director positions previously allocated to the Company shall be elected by the holders of New Common Stock, the outstanding Mandatorily Convertible Preferred Stock on an as-converted basis and any other outstanding Common Stock voting together as a single class.

The Board will be classified with directors serving for three-year staggered terms. Company Designees will serve in the class up for reelection at the second annual meeting after the Effective Date. Preferred Stock Designees and Company Designees, as applicable, may only be removed for cause. Vacancies in seats held by Preferred Stock Designees shall be filled by remaining Preferred Stock Designees and vacancies in seats held by Company Designees shall be filled by remaining Company Designees.

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To the extent a nominating committee exists, it will include at least two (2) Company Designees during the Company Board Designee Period.

The new governance structure of the Reorganized Company and its Board and committees will be set forth in the amended organizational documents of the Reorganized Company.

For the first 18 months after the Effective Date, any sale of all or substantially all of the business of the Company or its assets, or any change of control transaction, changes to Board composition or structure (including the size of the Board) and amendments to organizational documents affecting these rights must be approved by at least seven (7) of nine (9) directors.

Charter; Bylaws	The charter, bylaws, limited liability company agreements and other organizational documents of each Reorganized Company’s corporate entity will (i) be amended or amended and restated by the Reorganized Company consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable, and otherwise in accordance with the Plan, and the Restructuring Support Agreements, (ii) be in form and substance reasonably acceptable to the Requisite Senior Noteholders, and (iii) notwithstanding anything to the contrary, provide that the Mandatorily Convertible Preferred Stock shall vote with New Common Stock on an as-converted basis as to all matters; provided, that during the Initial Period, the Mandatorily Convertible Preferred Stock shall (a) not vote on as-converted basis with respect the election of directors, during which time the holders of the Mandatorily Convertible Preferred Stock will have the right to nominate the Senior Notes Designees, and the holders of the New Common Stock will have the right to nominate the Company Designees, and (b) not be entitled to vote to amend certain provisions of the bylaws and/or certificate of incorporation in any manner that adversely impacts the Board representation rights of the holders of the New Common Stock or the Company Designees during the Initial Period (e.g., removal directors, nomination/election rights, etc.).

Cancellation of Notes, Interest, Instruments, Certificates and other Documents	Except as provided herein and in connection with the Credit Agreement, on the Effective Date, all notes, instruments, certificates evidencing debt to, or Interests in, the Company, including, without limitation, the Senior Notes, the Convertible Notes, and Existing Equity Interests, will be cancelled and obligations of the Company thereunder will be discharged. In addition, on the Effective Date, any registration rights or similar agreements with respect to Existing Equity Interests will also be cancelled and any obligations of the Company thereunder will be discharged.

Company Guarantees	On the Effective Date, all guarantees, indemnities, or other credit support provided by the Company to support its affiliates or subsidiaries shall be reinstated to their position immediately prior to the Petition Date.

Vesting of Assets	On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Company’s Estate will vest in the Reorganized Company free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

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Compromise and Settlement	The Plan will contain provisions for the compromise and settlement of Claims stating that, except as provided herein, the allowance, classification and treatment of Allowed Claims and Interests and their respective distributions take into account and conform to the relative priority and rights of such Claims and Interests in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.

Survival of Indemnification Obligations and D&O Insurance	Any obligations of the Company pursuant to its corporate charters, bylaws, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Company will not be discharged or impaired by confirmation of the Plan or the occurrence of the Effective Date. All such obligations will be deemed and treated as executory contracts to be assumed by the Company under the Plan and will continue as obligations of the Reorganized Company. In addition, after the Effective Date, the Reorganized Company will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors and officers of the Company who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

Released Parties	“Released Parties” means, collectively: (a) the Company and its direct and indirect subsidiaries; (b) the Consenting Term Lenders; (c) the Administrative Agent; (d) the Consenting Senior Noteholders; (e) the Senior Notes trustee; and (f) with respect to each of the foregoing entities in clauses (a) through (e), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

Releases

To the extent the Restructuring is consummated, the Plan will provide for releases with language substantially to the effect of the following:

Releases by the Company[1]: As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Definitive Documents, for good and valuable consideration, the adequacy of

[1]	For the avoidance of doubt, if any of the Company’s affiliates or subsidiaries commence a chapter 11 case in connection with the Restructuring, then the references to the “Company” throughout the “Releases”, “Exculpation” and “Injunction” provisions hereof, and other applicable provisions of this Term Sheet, shall automatically be deemed to include such affiliates and subsidiaries.

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which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Company and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the confirmation order for the Plan, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Company, the Reorganized Company, and Estate and all affiliates or subsidiaries managed or controlled thereby, from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, or the Reorganized Company (as the case may be), or the Estate, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company, or the Reorganized Company (as the case may be), or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or interest or other person, based on or relating to, or in any manner arising prior to the Effective Date from, in whole or in part, the Company, the chapter 11 cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the business or contractual arrangements between any of the Company and any Released Party, the Restructuring, the restructuring of any Claim or interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreements, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than claims or causes of action arising out of or related to any act or omission of a Released Party that constitutes fraud or willful misconduct, as determined by a Final Order.

Releases by holders of Impaired Claims: As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date or (ii) as otherwise expressly provided in the Plan or in confirmation order for the Plan, in exchange for good and valuable consideration, including the obligations of the Debtor under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever, released, and discharged by

(1)    the holders of Impaired Claims who voted to accept the Plan;

(2)    the RSA Parties, in accordance with and subject to the terms of the Restructuring Support Agreements;

(3)    any Significant Equity Holder (it being understood that the Company shall, prior to the solicitation of the Plan, exercise reasonable best efforts to obtain from any Significant Equity Holder a release of the Released Parties consistent with the below and which shall be effective only upon the Effective Date); and

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(4)    with respect to any entity in the foregoing clauses (1) and (2), such Entity’s (a) predecessors, successors and assigns, (b) any subsidiaries, affiliates, managed accounts or funds, managed or controlled by such entity and (c) all persons entitled to assert claims through or on behalf of such entities with respect to the matters for which the releasing entities are providing releases, in each case, from any and all Claims, interests or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising prior to the Effective Date from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtor or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreements, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided that nothing in this the Plan shall be construed to release the Released Parties from willful misconduct or intentional fraud as determined by a Final Order.

Releases of Guarantors and Senior Notes Guarantors. In exchange for the substantial contributions in support of the Plan, and as an integral and necessary component of the Plan, the Plan will include releases by all holders of Term Loan Claims and Senior Notes Claims (whether or not such holders voted to reject the Plan or abstained from voting on the Plan) of any Claims related to or arising from the obligations of the Guarantors (as defined in the Credit Agreement) and the Senior Notes Guarantors under the respective guarantees provided in connection with the Credit Agreement or the Senior Notes Indenture.

Notwithstanding anything to the contrary herein, any person or entity (i) releasing claims hereunder who does not provide (or is not deemed to provide), a valid and binding release of the Released Parties or (ii) who has asserted or later asserts a claim against a Released Party, shall not be (or be deemed to be) a Released Party.

Injunction

The Plan will provide for an injunction solely with respect to any Claim or Interest extinguished, discharged, or released pursuant to the Plan, with language substantially to the effect of the following:

(a)    Upon entry of the confirmation order, all holders of Claims and Interests and other parties in interest, along with their respective present or

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former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

(b)    Except as expressly provided in the Plan, the confirmation order, or a separate order of the Bankruptcy Court or as agreed to by the Debtor and a holder of a Claim against or Interest in the Debtor, all Entities who have held, hold, or may hold Claims against or Interests in the Debtor (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or Allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c)    By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in the Plan.

(d)    The injunctions in the Plan shall extend to any successors of the Debtor and the Reorganized Debtor and their respective property and interests in property.

(e)    The injunctions in the Plan shall extend to the Guarantors and the Senior Notes Guarantors to the extent of any Claim or Interest arising from the Credit Agreement or the Senior Notes Indenture are extinguished, discharged, or released pursuant to the Plan.

Exculpation	The Plan will provide that “Exculpated Parties” will have the same meaning as Released Parties.

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The Plan will contain exculpation provisions with language substantially to the effect of the following:

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Case; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreements, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for fraud or willful misconduct, as determined by a Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

Conditions to Effectiveness	The Plan will be subject to usual and customary conditions to confirmation and effectiveness (as applicable), as well as such other conditions that are reasonably satisfactory to the Company and the Requisite Creditors including the following:

	1.	the Definitive Documents will contain terms and conditions consistent in all respects with this Term Sheet and the Restructuring Support Agreements and will otherwise be acceptable, satisfactory or reasonably satisfactory in form and substance to the Requisite Creditors to the extent set forth in the Restructuring Support Agreements;

	2.	the Bankruptcy Court will have entered the confirmation order for the Plan, and such confirmation order will not have been reversed, stayed or modified, and includes the Guarantor Releases;

	3.	the Restructuring Support Agreements will not have been terminated, and will be in full force and effect;

	4.	all Restructuring Expenses will have been paid in full in cash;

	5.	all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Term Sheet will have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

The conditions to effectiveness may be waived in writing by the Company together with the Requisite Creditors.

Securities Exemptions	The issuance and distribution under the Plan of (i) the Mandatorily Convertible Preferred Stock, and New Common Stock, if applicable, to the Senior Noteholders, (ii) New Common Stock to the Convertible Noteholders and Existing Equity Interests; (iii) the Warrants to the Convertible Noteholders and Existing Equity Interests, and (iv) New Common Stock issuable upon the exercise of the Warrants and the conversion of the Mandatorily Convertible

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Preferred Stock, will be exempt from registration under the Securities Act or other applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/
or any other applicable exemptions.

Fees and Expenses	The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the petition date) of Kirkland & Ellis LLP, FTI Consulting Inc., Milbank, Tweed, Hadley & McCloy LLP, and Moelis & Company, in connection with the subject matter of this Term Sheet and the Restructuring pursuant to the economic terms of their respective engagement letters. The Company will also pay the fees and expenses of the Administrative Agent (including its counsel) in the manner set forth in, and to the extent required by, the Credit Agreement.

Retention of Jurisdiction	The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (a) resolution of claims, (b) allowance of compensation and expenses for pre-Effective Date services, (c) resolution of motions, adversary proceedings or other contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements and (e) other purposes.

Resolution of Disputed Claims	The Plan will provide customary procedures for the resolution of disputed Claims, including the ability (but not requirement) to establish a claims bar date pursuant to an order of the Bankruptcy Court. Once resolved, the claimants will receive distributions, if any, in accordance with the provisions of the Plan and the classification of their Allowed Claim.

Definitive Documents	This Term Sheet is indicative, and any final agreement will be subject to the Definitive Documents. The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet, and in accordance with the applicable Restructuring Support Agreements.

Other Terms	Acceptable to the Required Parties in accordance with the applicable Restructuring Support Agreements.

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ANNEX A

Certain Defined Terms

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Defined Terms

“Administrative Expense Claim”	Means any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtor; (b) Fee Claims; (c) Restructuring Expenses; and (d) any Claim under the DIP/Exit Facility, against a Debtor.

“Allowed”	Means, with reference to any Claim or Interest, a Claim or Interest (a) arising on or before the Effective Date as to which (i) no objection to allowance or priority, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, or (ii) any objection has been determined in favor of the holder of the Claim or Interest by a Final Order, (b) that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtor or Reorganized Company, (c) as to which the liability of the Debtor or Reorganized Debtor, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction, or (d) expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtor shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

“Cash”	Means legal tender of the United States of America.

“Cause of Action”	Means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

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Defined Terms

“Chapter 11 Case”	Means the case under chapter 11 of the Bankruptcy Code to be commenced by the Company by no later than the Outside Petition Date, in the Bankruptcy Court and styled In re Walter Investment Management Corp.; provided, that, to the extent that any subsidiary or affiliate of the Company commences a case under chapter 11 of the Bankruptcy Code, the Company will seek to have such case jointly administered on a procedural basis with the Company’s chapter 11 case, and any reference to the Chapter 11 Case shall be deemed to include such other cases (if any) filed by the Company’s subsidiaries and affiliates.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, as against any Debtor.

“Class”	Any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

“Confirmation Hearing”	A hearing at which the Bankruptcy Court will confirm the Plan, as applicable.

“Definitive Documents”	Shall have the same meaning as in the Restructuring Support Agreements, as applicable.

“Disclosure Statement”	The disclosure statement filed by the Debtor in support of the Plan.

“Effective Date”	Shall have the same meaning as in the Restructuring Support Agreements.

“Estate(s)”	Individually or collectively, the estate or estates of a Debtor created under section 541 of the Bankruptcy Code.

“Fee Claim”	Means a Claim for professional services rendered or costs incurred on or after the Commencement Date through the Effective Date by professional persons retained by the Debtor by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Case.

“Final Order”	Means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final

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Defined Terms

Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil
Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“Impaired”	Means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

“Intercompany Claim”	Any Claim against any of the Company’s entities held by another of the Company’s entities.

“Intercompany Interest”	An Interest in any of the Company’s direct or indirect subsidiaries held by another of the Company’s entities or an Interest in the Company held by an affiliate of the Company (other than any Preferred Stock or Existing Equity Interest in Holdings).

“Interests”	Means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether fully vested or vesting in the future, including, without limitation, equity or equity-based incentives, grants, or other instruments issued, granted or promised to be granted to current or former employees, directors, officers, or contractors of the Debtor, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

“Other Secured Claim”	Means a Secured Claim, other than an Administrative Expense Claim, a Claim in connection with the DIP/Exit Facility, a Priority Tax Claim, a Term Loan Claim, or a Revolving Loan Claim.

“Petition Date”	Has the same meaning as in the Restructuring Support Agreements.

“Plan Supplement”	Has the same meaning as in the Restructuring Support Agreements.

“Priority Non-Tax Claim”	Means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

“Priority Tax Claim”	Means any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Reinstate”, “Reinstated”, or “Reinstatement””	Means leaving a Claim Unimpaired under the Plan.

18

Defined Terms

“Rejecting Class”	Means a Class that does not vote to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

“Reorganized Company”	The Company as reorganized under the Plan, if applicable.

“Restructuring Expenses”	Means, with respect to, (i) the Requisite Term Lenders, the reasonable fees, costs, and expenses of (a) Kirkland & Ellis LLP and (b) one law firm acting as local counsel (if any), and (c) FTI Consulting Inc.; (ii) the Administrative Agent, to the extent provided under the Credit Agreement; (iii) the Requisite Senior Noteholders, the fees, costs, and expenses of: (a) Milbank, Tweed, Hadley & McCloy LLP, (b) one law firm acting as local counsel (if any), and (c) Moelis & Company, in each case, pursuant to the economic terms of their respective engagement letters with the Company or, in the case of the Administrative Agent, the Credit Agreement, and (2) all prepetition and postpetition reasonable and documented out-of-pocket expenses of any Consenting Senior Noteholder (excluding any individual Consenting Noteholder’s attorneys’ fees or expenses), if any, but not exceeding $200,000 in the aggregate for all Consenting Senior Noteholders; and (iv) the indenture trustee under the Senior Notes Indenture, to the extent provided under the Senior Notes Indenture, one law firm as counsel to the indenture trustee under the Senior Notes Indenture, and one firm acting as local counsel for, if any, in each case in accordance with the Senior Notes Indenture.

“Restructuring Transactions”	Has the same meaning as in the Restructuring Support Agreements.

“Revolving Credit Facility”	Has the same meaning as in the Credit Agreement.

“Revolving Loan Claims”	Means any Claims arising from or in connection to the Revolving Credit Facility.

“Required Parties”	Means the Required Parties (as defined in the Term Lender RSA) and the Required Parties (as defined in the Senior Notes RSA).

“Requisite Creditors”	Means the Requisite Term Lenders (as defined in the Term Lender RSA) and the Requisite Senior Noteholders (as defined in the Senior Noteholder RSA).

“Requisite Senior Noteholders”	Has the same meaning as in the Senior Noteholder RSA.

“RSA Parties”	Means the Consenting Senior Noteholders (as defined in the Senior Noteholder RSA) and the Consenting Term Lenders (as defined in the Term Loan RSA).

“Significant Equity	Any person, entity or group of affiliated persons and/or entities that, as of the Petition Date, holds, controls or has the power to vote, in

19

Defined Terms

Holder”	the aggregate, in excess of 15% of the total outstanding Existing Equity Interests as of such date, and has nominated an individual currently sitting on the board of directors of the Company.

“Unimpaired”	Means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

20

Execution Version

Exhibit 1

Amended and Restated Credit Facility – Term Sheet

This Amended and Restated Credit Facility Term Sheet (this “Credit Facility Term Sheet”) is attached as Exhibit 1 to the Term Sheet, which is attached as Exhibit A to the Amended and Restated Restructuring Support Agreement, dated as of October 20, 2017 (the “RSA”). Capitalized terms used but not otherwise defined in this Credit Facility Term Sheet shall have the meanings ascribed to such terms in the RSA or in the Credit Agreement, as applicable.

In connection with the Restructuring, the Prepackaged Plan will provide that the Credit Agreement will be amended and restated (the “Amended and Restated Credit Facility” and such amended and restated agreement, the “Amended and Restated Credit Facility Agreement”). The Amended and Restated Credit Facility will be on terms substantially consistent with the Credit Agreement except for those modifications expressly set forth below and such other immaterial modifications as may be mutually agreed.

The effectiveness of the Amended and Restated Credit Facility will be conditioned on the Effective Date.

#	Term	Amendment
1	Definitions - “Acceptable Intercreditor Agreement”	Attach to the Amended and Restated Credit Facility Agreement form of a first lien/second lien intercreditor agreement to be executed in connection with issuance of the New Second Lien Notes (as defined below), which will (x) be silent second lien with no right to provide DIP financing (other than on a second lien basis or if the Amended and Restated Credit Facility is repaid in full) and (y) provide that any and all claims and obligations of the lenders under the Amended and Restated Credit Facility, including any principal, interest, penalties, fees, expenses, costs, charges, make-whole premium, prepayment premium, and/or other premium and any deficiency claim, whether secured or unsecured, shall be senior in all respects to the payment of any claim or obligation under the second lien indenture (including, for the avoidance of any doubt, any principal, interest, penalties, fees, expenses, costs, charges, make-whole premium, prepayment premium, and/or other premium and any deficiency claim, whether secured or unsecured) thereunder

2	Definitions - “Applicable Margin”	L + 6.00%

3	Definitions - “Consolidated EBITDA”

To be revised to mean “Adjusted EBITDA” as disclosed each quarter in the filed 10Q or 10K, as applicable, of the Borrower

Plug numbers to be used for the three fiscal quarters ending immediately prior to the Effective Date, which plug numbers shall be the Adjusted EBITDA numbers reported by the Borrower in its periodic report on form 10-Q or 10K, as applicable, filed with the SEC for each such fiscal quarter.

4	Definitions - “Tranche B Term Loan Maturity Date”	The Amended and Restated Credit Facility will have a maturity of June 30, 2022

#	Term	Amendment
5	Section 2.11 - Repayment of Term Borrowings	Scheduled additional principal amortization payment on the Effective Date of $37.5M Scheduled additional quarterly principal amortization as follows: $7.5M per quarter for fiscal year ending 2018; $10M for the first quarter of the fiscal year ending 2019; $26.7M for the second quarter of the fiscal year ending 2019; $36.7M for the third quarter of the fiscal year ending 2019; $36.7M for the fourth quarter of the fiscal year ending 2019; and $15M per quarter for each fiscal quarter ending thereafter.

6	Section 2.13(d) - Excess Cash Flow	Commencing with the fiscal year ending 2018, calculated as (but not less than zero): 50% of Excess Cash Flow; provided that in no event shall the amount of the prepayment exceed an amount equal to (i) 75% of Excess Cash Flow (calculated to include the amount of fixed amortization) minus (ii) the amount of fixed amortization

7	Section 2.25 - Incremental Facilities	Reduce each of the Aggregate Incremental Amount and Incremental Revolving Credit Commitments to $0; provided the Borrower will be permitted to incur an incremental letter of credit facility that is secured on a pari passu basis with the Term Loans in an aggregate amount not to exceed $30M (a “Replacement LC Facility”)

8	Section 5.01(f) - Compliance Certificate	Borrower to provide a reaffirmation of its obligations on a quarterly basis

9	New Section 5.01(i) - Information Covenants	Add requirement to deliver prompt notice of (i) reasonable expectation to terminate, (ii) actual termination of, and/or (iii) written notice received of an event that if uncured would give rise to a termination event under, any Designated Material Contract (to be defined in a manner reasonably acceptable to the Requisite Term Lenders).

10	Section 5.21 - Designation of Subsidiaries	No new Unrestricted Subsidiary may be designated without Requisite Term Lenders’ consent

11	Section 6.01 - Liens Negative Covenant

•       Permit the liens securing the New Second Lien Notes

•       Permit the posting of cash collateral in respect of GSEs, Ginnie Mae or other government agencies, and insurers in an aggregate amount not to exceed $50M at any time outstanding

•       Permit either (a) the posting of cash collateral to secure letters of credit; provided, that the aggregate face amount outstanding of such letters of credit shall not exceed an amount equal to $30M less the amount (if any) of any Letters of Credit outstanding and secured under the Revolving Credit Facility or (b) any liens on collateral securing any Replacement LC Facility

•       General liens basket - reduce existing basket of the greater of $75M and 15% of Consolidated EBITDA to $22.5M securing obligations other than third party debt for borrowed money (6.01(xxvii))

12	Section 6.02 – Consolidation, Merger, Sale of Assets, Etc.	• Sale of RMS Business to be subject to a no Event of Default condition (6.02(xvii))

13	Section 6.04 – Indebtedness Negative Covenant

•       Permit the incurrence of the New Second Lien Notes (provided that (i) interest on not less than $50 million of principal amount of the New Second Lien Notes shall be paid in the form of PIK Interest (as defined in Exhibit 2 of the Term Sheet) unless otherwise agreed by the Requisite Term Lenders and (ii) no cash interest shall be payable on previously accrued PIK Interest)

•       Permit either (a) letters of credit in an aggregate amount not to exceed $30M at any time outstanding (provided, that in the event the Borrower’s Revolving Credit Facility remains outstanding, no more than $20M of Letters of Credit may be issued thereunder) or (b) a Replacement LC Facility

•       Purchase money indebtedness basket - reduce existing basket of $50M to $25M (6.04(iv)) and include GAAP freeze for treatment of operating/capital leases

•       Acquired/assumed indebtedness basket - reduce existing basket of the greater of $100M and 15% of Consolidated EBITDA to $50M (6.04(vii))

2

#	Term	Amendment

•       Non-Credit Party indebtedness basket – eliminate existing basket (6.04(xvi))

•       General Unsecured Debt basket - reduce existing basket of the greater of $100M and 15% of Consolidated EBITDA to $50M (6.04(xix))

•       Eliminate Permitted Incremental Equivalent Debt basket (6.04(xx))

•       Revise Permitted External Refinancing Debt basket to require right of first offer to existing lenders to the extent incurred Permitted External Refinancing Debt has a higher All-in Yield than the Term Loans under the Amended and Restated Credit Facility (6.04(xxi))

14	Section 6.05 – Investments Negative Covenant

•       Permitted Acquisitions (6.05(xii)) - require pro forma compliance with all financial covenants and eliminate Available Amount basket

•       Securitization Entities, MSRs, etc. (6.05(xv) through (xix)) - require (a) to be consistent with past practices or generally accepted market standards as well as in the ordinary course of business or (b) pro forma compliance with all financial covenants

•       Unrestricted Subsidiary (6.05(xx)) - require that in the case of any transfer of Equity Interests of an Unrestricted Subsidiary that is owned by a Credit Party, must be transferred to another Credit Party

•       Eliminate Available Amount basket (6.05(xxii))

•       General Investments basket - reduce existing basket of the greater of $75M and 25% of Consolidated EBITDA to $30M (6.05(xxiii))

•       Eliminate UFG, Walter Capital Investments basket (6.05(xxiv))

15	Section 6.06 - Affiliate Transactions Negative Covenant

•       Revise introduction to delete the carve-out parenthetical related to Borrower and Wholly-Owned Restricted Subsidiary and replace it with a parenthetical that permits transactions (i) by and among Credit Parties (ii) by and among Restricted Subsidiaries of the Borrower that are not Credit Parties and (iii) by and among Credit Parties and Wholly-Owned Restricted Subsidiaries that are not Credit Parties to the extent that such transactions are in the ordinary course of business and consistent with past practices

•       Revise 6.06(ii) to require such transactions be in the ordinary course of business and consistent with past practices

16	New Section 6.07 - Financial Covenants	Add the following financial covenants (the definitions of which will be consistent in all material respects with the relevant spreadsheet delivered by the Borrower to Kirkland and FTI via email on or about October 16, 2017 and otherwise reasonably acceptable to the Requisite Term Lenders), each to be tested on a quarterly basis and calculated on a Pro Forma Basis, beginning as of 12/31/17 (provided that for purposes of such calculations, “cash” shall exclude (i) restricted cash (other than cash in Residual Trusts) and (ii) cash held in Unrestricted Subsidiaries) (definitions to be reasonably acceptable to the Requisite Term Lenders):

	12/31/17		3/31/18		6/30/18		9/30/18		12/31/18		3/31/19		6/30/19		9/30/19		12/31/19 and thereafter
Asset Coverage Ratio A	1.40	x	1.40	x	1.40	x	1.40	x	1.40	x	1.45	x	1.45	x	1.45	x	1.50	x
Asset Coverage Ratio B	1.00	x	1.00	x	1.00	x	1.00	x	1.00	x	1.00	x	1.00	x	1.00	x	1.00	x
Interest Coverage Ratio	1.20	x	1.20	x	1.20	x	1.25	x	1.25	x	1.75	x	2.00	x	2.00	x	2.25	x
First Lien Net Leverage Ratio	8.50	x	7.75	x	7.75	x	6.75	x	5.75	x	5.00	x	4.50	x	4.00	x	3.50	x

3

#	Term	Amendment
17	Section 6.10 - Modifications of Certain Agreements Negative Covenant

Revise ability to modify junior lien notes documents and convertible notes or Permitted Refinancing thereof to prohibit amendments that result in (6.10(y)):

•       making the relevant maturity date earlier or making the weighted average life to maturity earlier or require additional prepayments with respect to any event

•       effectuating an amendment that would not be permitted under criteria for a Permitted Refinancing

18	Section 7.01 - Events of Default

•       Modify Section 7.01(c)(i) (covenants without a grace period) to include Sections 5.05 (Compliance with Statutes), 5.08 (Fiscal Years) and 5.21 (Designation of Subsidiaries)

•       Modify Section 7.01(d) (cross defaults) to (i) remove carve-out for defaults by Securitization Entities that are not Immaterial Subsidiaries, (ii) add termination by the counterparty under any Designated Material Contract that is not otherwise replaced by a comparable commercial contract and the failure to so replace such Designated Material Contract would reasonably be expected to have a Material Adverse Effect and (iii) reduce the materiality threshold to $30M

•       Modify Section 7.01(e) (Bankruptcy, etc.) and 7.01(i) (Judgments) to remove carve-out for Securitization Entities that are not Immaterial Subsidiaries and modify 7.01(i) (Judgments) to reduce the materiality threshold to $30M

•       Modify first proviso in final paragraph of Section 7.01 to add Events of Default specified in Section 7.01(e) with respect to any Borrower or Restricted Subsidiary that is not (i) an Immaterial Subsidiary, (ii) a Securitization Entity or (iii) any entity related to the RMS Business to cause automatic acceleration

19	Conditions to Effectiveness

•       The Borrower shall engage in good faith discussions with the Requisite Term Lenders to develop a structure prior to soliciting acceptances for the Plan pursuant to which, (a) a holding company is formed immediately above the Borrower, which holding company shall deliver a parent guaranty and pledge agreement pledging all of the equity interests of the Borrower to the Collateral Agent or (b) an intermediate holding company is formed immediately below the Borrower, which intermediate holding company shall hold all of the equity interests of the direct subsidiaries of the Borrower currently existing and deliver a guaranty and pledge agreement pledging all of the equity interests of such direct subsidiaries to the Collateral Agent

•       Executed junior lien notes documents governing new second lien notes issued to replace the Senior Unsecured Notes, in form and substance substantially consistent with the terms described on Exhibit 2 to the Term Sheet and otherwise reasonably acceptable to the Requisite Term Lenders (the “New Second Lien Notes”)

•       The cancellation of the Convertible Notes in exchange for the warrants in form and substance described on Exhibit 4 to the Term Sheet

•       Master Reaffirmation Agreement executed by all Credit Parties

•       All deposit account control agreements as required by the RSA shall remain in full force and effect or deposit account control agreements on substantially the same terms shall be executed and delivered

•       The Security Agreement shall be amended to require customary deposit account control agreements (with springing control) with respect to all deposit accounts (other than Excluded Accounts, such other types of accounts as reasonably agreed by the Borrower and the Requisite Term Lenders that shall be deemed to be Excluded Accounts and such other accounts as reasonably agreed by the Borrower and the Requisite Term Lenders) held by each Credit Party (including, for the avoidance of doubt, any deposit account established after the Effective Date)

•       Other customary conditions including, but not limited to, customary legal opinions from Borrower’s counsel (including local counsel) and payment of all legal and other advisors’ fees and expenses as provided in the RSA and mutual releases

20	Other	Additional technical amendments to effectuate the foregoing to be included, in each case to be reasonably acceptable to the Borrower and the Requisite Term Lenders

4

Execution Version

Exhibit 2

New Second Lien Notes Term Sheet1

Issuer	Walter Investment Management Corp.

Guarantors	Guarantors under the Credit Agreement

Maturity	December 31, 2024

Principal Amount	$250 million

Ranking	Subordinated junior ranking as to security and payment of any and all claims in respect of the New Second Lien Notes (including any deficiency claim with respect to any New Second Lien Notes), lower in priority only to Term Loans and “Senior Indebtedness” permitted by the Credit Agreement.

Interest

•       Payable semi-annually in arrears in cash at 9% per annum

•       Interest on up to $50 million principal amount (plus previously accrued PIK Interest payable), at the election of the Issuer (subject to limitations in the Exit Facility Documents), in arrears by increasing the principal amount or by issuing additional notes (“PIK Interest”) at 9% per annum

Collateral / Intercreditor	• All collateral granted by the Issuer and Guarantors pursuant to the Credit Agreement • Silent second lien intercreditor agreement, acceptable to the Requisite Term Lenders

Redemption	• Standard and customary for transactions of this size and nature, including 3-year “no call” protection • Customary 35% equity claw-back

Change of Control	• Change of control put at 101% • Change of control definition consistent in all material respects with the existing indenture for the Senior Notes

Negative Covenants

•       Permitted Indebtedness: Consistent in all material respects with the existing indenture for the Senior Notes

•       Permitted Liens: Consistent in all material respects with the existing indenture for the Senior Notes

•       Restricted Debt Payments: Consistent in all material respects with the existing indenture for the Senior Notes

[1]	Capitalized terms used but not defined in this term sheet shall have the meanings ascribed to such terms in the Restructuring Support Agreement, dated as of October 20, 2017, to which this term sheet is attached as Exhibit 2 to Exhibit A.

•       Permitted Investments: Consistent in all material respects with the existing indenture for the Senior Notes

•       Asset Sales: Consistent in all material respects with the existing indenture for the Senior Notes

•       Business: Customary lines of business limitation covenant for Issuer and its Restricted Subsidiaries

•       Other Covenants: Customary in all material respects with the existing indenture for the Senior Notes

Notwithstanding the forgoing, such covenants to be adjusted as appropriate to reflect the revised capital structure of the Company giving effect to the consummation of the Plan, in a manner consistent with current market terms, covenants and conditions for second lien high yield notes.

Events of Default	Consistent in all material respects with the existing indenture for the Senior Notes, adjusted as appropriate to reflect the revised capital structure of the Company giving effect to the consummation of the Plan, in a manner consistent with current market events of default for second lien high yield notes.

2

Exhibit 3

Mandatorily Convertible Preferred Stock Term Sheet2

Issuer	Walter Investment Management Corp. (the “Issuer” or the “Company”)

Securities, Face Amount	The Issuer will issue 100,000 shares of Preferred Stock with a per share face amount of $1,000 (the “Face Amount”) for an aggregate Face Amount of $100 million

Dividend	No entitlement to dividend except in the event of dividends paid on the New Common Stock in which case, the Preferred Stock is entitled to share pro rata in dividends paid, on an “as-converted” basis

Mandatory Conversion Date	December 31, 2022[3]

Conversion Rate	As of any determination date for any optional or mandatory conversion, each share of Preferred Stock will convert into such number of shares of New Common Stock as is equal to then-current Conversion Ratio. The Conversion Ratio shall be determined pursuant to a formula, such that the aggregate number of shares of New Common Stock issuable upon conversion of the entire class of Preferred Stock would, immediately after such full conversion, represent 73% of the total number of issued and outstanding shares of New Common Stock of the Company as of the effective date of the Plan, subject to dilution by shares of New Common Stock issued or issuable pursuant to the MIP and by shares of New Common Stock issued after the effective date of the Plan, including shares of New Common Stock issued pursuant to the Warrants.

Conversion

•       At Holders Option: The Preferred Stock shall be convertible into a number of shares of New Common Stock equal to the aggregate Face Amount of the shares so converted divided by the Per Share Conversion Price (i) at the election of the holder thereof after the Effective Date[4] and (ii) as a class in its entirety, in whole but not in part, at any time after the Effective Date, at the option of the holders of 66 2/3rds of the aggregate outstanding Face Amount.

•       At Issuer’s Option: N/A

•       Mandatory Conversion: The Preferred Stock, as a class in its entirety, shall be mandatorily convertible at the earlier of (i) the Mandatory Conversion Date, (ii)

[2]	Capitalized terms used but not defined in this term sheet shall have the meanings ascribed to such terms in the Restructuring Support Agreement, dated as of October 20, 2017, to which this term sheet is attached as Exhibit 3 to Exhibit A.
[3]	Five year term
[4]	Subject to Section (4)(e) of the Restructuring Support Agreement, dated as of October 20, 2017, with the Consenting Senior Noteholders.

3

at any time following one year after the Effective Date, the time that the VWAP of the New Common Stock exceeds 150% of the Conversion Price[5] per share (the “Conversion Threshold”) for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 days in such 60 consecutive trading day period and (iii) a change of control transaction with a value that is greater than or equal to the Conversion Price.

Redemption	The Preferred Stock is not subject to mandatory redemption.

Voting Rights

Vote with New Common Stock of the Issuer on an as-converted basis as to all matters; provided, however, that during the Initial Period (which will be defined as the period from the Effective Date through the second anniversary of the Effective Date), the Preferred Stock shall (1) not vote on as-converted basis with respect the election of directors, during which time the holders of the Preferred Stock will have the right to nominate and elect six (6) directors, and the holders of the New Common Stock will have the right to nominate and elect three (3) directors, and (2) not be entitled to vote to amend certain provisions of the bylaws and/or certificate of incorporation in any manner that adversely impacts the rights of the holders of the New Common Stock to elect directors by such holders of New Common Stock during the Initial Period (e.g., removal directors, nomination/election rights, etc.).

In addition, approval of a majority of the shares of Preferred Stock then outstanding shall be required for modifications to the terms and conditions of the Preferred Stock or issuances of additional shares of stock (other than New Common Stock) ranking senior to or pari passu with the Preferred Stock as to liquidation or dividends.

Ranking	Preferred Stock will rank senior (to the extent of the Liquidation Preference) in liquidation, winding-up or dissolution (including any distribution in respect thereof) to shares of New Common Stock and any other equity securities of the Issuer.

Liquidation Preference	In the event of a voluntary or involuntary liquidation, winding-up or dissolution, each holder of Preferred Stock will be entitled to receive the greater of (i) a liquidation preference per share of Preferred Stock, prior to any distribution with respect to any other equity security of the Issuer, equal to the Liquidation Preference, and (ii) the amount payable per share, participating on an “as converted” basis, upon liquidation to the holders of the New Common Stock. The “Liquidation Preference“ shall equal (i) the Face Amount, increased by (ii) an amount equivalent to the amount that would have been determined, compounding quarterly, at a rate of seven percent (7%) per annum, on the Face Amount, to but not including, the date of any liquidation, winding-up or dissolution. Thereafter, holders of Preferred Stock will have no right or claim to the remaining assets, if any, of the Issuer.

Registration Rights	Customary demand and piggyback registration rights for persons beneficially owning 10% or greater of the New Common Stock or who are otherwise affiliates of the Company.

[5]	Conversion Price shall equal the aggregate Face Amount divided by the Conversion Ratio.

4

Anti-Dilution and other

Customary public company anti-dilution protection in connection with any: (i) subdivision or combination of outstanding the New Common Stock, (ii) stock split or stock split, or (iii) issuance of rights or warrants to all or substantially all holders of New Common Stock.

Subject to exceptions, pre-requisites and thresholds to be reasonably agreed and consistent with maintaining applicable private placement offering exemptions and orderly marketing of a securities offering, the Company will provide notice and a bona fide opportunity to participate in private offerings of equity securities of the Company after the Effective Date.

Governance	None, except as set forth in the RSA and attachments thereto.

5

Exhibit 4

Warrants Term Sheet6

Set forth below are key illustrative terms of Series A Warrants (“Series A Warrants”) that will be issued pursuant to the Plan

Issuer	Walter Investment Management Corp. (the “Issuer” or the “Company”)

Number of Warrants

The Series A Warrants shall be subject to a governing warrant agreement (“Series A Warrant Agreement”), and each such warrant is exercisable for one share of New Common Stock.

The number of Series A Warrants shall be determined at the effective date of the Plan such that, in the aggregate, the holders of Convertible Notes and the Existing Shareholders (through the Series A Warrants and shares of New Common Stock issuable to them under the Plan) will receive 50% of the incremental total equity value of the Company above $325 million (the “Series A Threshold”) (after giving effect to the conversion of the Preferred Stock).

Exercise Price	The exercise price per Series A Warrant shall be set at a price per share of New Common Stock such that the Series A Warrants are “in the money” at and above the Series A Threshold (expressed on a per share basis).

Form of Settlement

•       Full Settlement: If Full Physical Settlement is elected, the Issuer shall deliver, against payment of the Exercise Price, a number of shares of New Common Stock equal to the number of Series A Warrants exercised

•       Cashless Exercise: If Cashless Exercise is elected, the Issuer will withhold from issuance a number of shares of New Common Stock issuable upon the exercise of the Series A Warrants which, when multiplied by the Market Price of the New Common Stock, is equal to the aggregate price for the number of shares of New Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of New Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants

[6]	Capitalized terms used but not defined in this term sheet shall have the meanings ascribed to such terms in the Restructuring Support Agreement, dated as of October 20, 2017, to which this term sheet is attached as Exhibit 4 to Exhibit A.

6

Expiration Date	“Close of Business” on December 31, 2027[7]

Business Combinations	On and after merger, consolidation or similar transactions and business combinations with another person in which New Common Stock is converted into, exchanged for or otherwise changed into other securities and / or property, the Series A Warrant Agreement shall provide customary rights to receive, upon exercise, the consideration such holder would have received if such Series A Warrants had been exercised immediately prior to such transaction.

Anti-Dilution	Customary anti-dilution provisions, in substantially the same form as provided for the Preferred Stock.

Registration Rights	Customary demand and piggyback registration rights for persons beneficially owning 10% or greater of the New Common Stock or who are otherwise affiliates of the Company for Warrants and underlying warrant shares, subject to cut-back on a pari passu basis with shares issuable upon conversion of Preferred Stock.

Set forth below are key illustrative terms of Series B Warrants (“Series B Warrants”) that will be issued pursuant to the Plan

Issuer	Walter Investment Management Corp.

Number of Warrants

The Series B Warrants shall be subject to a governing warrant agreement (“Series B Warrant Agreement”), and each such warrant is exercisable for one share of New Common Stock.

The number of Series B Warrants shall be determined at the effective date of the Plan such that, in the aggregate, the holders of Convertible Notes and the Existing Shareholders (through the Series B Warrants, the Series A Warrants and shares of New Common Stock issuable to them under the Plan) will receive 60% of the incremental total equity value of the Company above $500 million (the “Series B Threshold”) (after giving effect to the conversion of the Preferred Stock).

Exercise Price	The exercise price per Series B Warrant shall be set at a price per share of New Common Stock such that the Series B Warrants are “in the money” at and above the Series B Threshold (expressed on a per share basis).

[7]	Ten year maturity

7

Form of Settlement

•       Full Settlement: If Full Physical Settlement is elected, the Issuer shall deliver, against payment of the Exercise Price, a number of shares of New Common Stock equal to the number of Series B Warrants exercised

•       Cashless Exercise: If Cashless Exercise is elected, the Issuer will withhold from issuance a number of shares of New Common Stock issuable upon the exercise of the Series B Warrants which, when multiplied by the Market Price of the New Common Stock, is equal to the aggregate price for the number of shares of New Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of New Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants

Expiration Date	“Close of Business” on December 31, 2027[8]

Business Combinations	On and after merger, consolidation or similar transactions and business combinations with another person in which New Common Stock is converted into, exchanged for or otherwise changed into other securities and / or property, the Series B Warrant Agreement shall provide customary rights to receive upon exercise the consideration such holder would have received if such Series B Warrants had been exercised immediately prior to such transaction.

Anti-Dilution	Customary anti-dilution provisions, in substantially the same form as provided for the Preferred Stock.

Registration Rights	Customary demand and piggyback registration rights for 10% or greater holders of New Common Stock, for Warrants and underlying warrant shares, subject to cut-back on a pari passu basis with shares issuable upon conversion of Preferred Stock.

[8]	Ten year maturity

8

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING TERM LENDERS

This Joinder Agreement to the Amended and Restated Restructuring Support Agreement, dated as of October 20, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Walter Investment Management Corp., and the holders of the Term Loans (together with their respective successors and permitted assigns, the “Consenting Term Lenders” and each, a “Consenting Term Lenders”) is executed and delivered by                      (the “Joining Party”) as of              , 2017. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Term Lender” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of Term Loans set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Term Lenders set forth in Section 7 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

CONSENTING TERM LENDER

By:
Name:
Title:

Notice Address:

Fax:

Attention:

Email:

Acknowledged:

WALTER INVESTMENT MANAGEMENT CORP.

By:
Name:
Title: